GENERATING PLANT
                                  AND GAS TURBINE
                         ASSET PURCHASE AND SALE AGREEMENT

                                        FOR

                             ASTORIA GENERATING PLANTS
                    LOCATED AT ASTORIA, QUEENS COUNTY, NEW YORK,
                                GOWANUS GAS TURBINES
                    LOCATED AT BROOKLYN, KINGS COUNTY, NEW YORK
                                        AND
                                NARROWS GAS TURBINES
                    LOCATED AT BROOKLYN, KINGS COUNTY, NEW YORK

                                   By and Between

                   CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.
                                        and

                          ASTORIA GENERATING COMPANY, L.P.

                             Dated as of March 2, 1999


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                                     -2 -
                                 TABLE OF CONTENTS


                                                                 Page


                                     ARTICLE I
                                    Definitions

      SECTION 1.01.     Definitions                                     1
      SECTION 1.02.     Accounting Terms                               14


                                     ARTICLE II
                          Purchase and Sale; Assumption of
                                Certain Liabilities

      SECTION 2.01.     Purchase and Sale                             15
      SECTION 2.02.     Auctioned Assets and Retained Assets          15
      SECTION 2.03.     Assumed Obligations and Retained Liabilities  19
      SECTION 2.04.     Third Party Consents                          24
      SECTION 2.05.     Franchise Property                            25



                                    ARTICLE III
                                   Purchase Price

      SECTION 3.01.     Purchase Price                                26
      SECTION 3.02.     Post-Closing Adjustment                       26
      SECTION 3.03.     Allocation of Purchase Price                  27


                                     ARTICLE IV
                                    The Closing

      SECTION 4.01.     Time and Place of Closing                     29
      SECTION 4.02.     Payment of Purchase Price and Estimated Adjustment
                        Amount                                        29


                                     ARTICLE V
                      Representations and Warranties of Seller

      SECTION 5.01.     Organization; Qualification                   29
      SECTION 5.02.     Authority Relative to This Agreement          29
      SECTION 5.03.     Consents and Approvals; No Violation          30
      SECTION 5.04.     Year 2000                                     31
      SECTION 5.05.     Personal Property                             31
      SECTION 5.06.     Real Estate                                   31
      SECTION 5.07.     Leases                                        32
      SECTION 5.08.     Certain Contracts and Arrangements            32
      SECTION 5.09.     Legal Proceedings                             32
      SECTION 5.10.     Permits; Compliance with Law                  33
      SECTION 5.11.     Environmental Matters                         33
      SECTION 5.12.     Labor Matters                                 34
      SECTION 5.13.     ERISA; Benefit Plans                          35
      SECTION 5.14.     Taxes                                         36
      SECTION 5.15.     Independent Engineering Assessments           36
      SECTION 5.16.     Undisclosed Liabilities                       37
      SECTION 5.17.     Brokers                                       37
      SECTION 5.18.     Insurance                                     37


                                     ARTICLE VI
                      Representations and Warranties of Buyer

      SECTION 6.01.     Organization                                  38
      SECTION 6.02.     Authority Relative to This Agreement          38
      SECTION 6.03.     Consents and Approvals; No Violation          38
      SECTION 6.04.     Availability of Funds                         40
      SECTION 6.05.     Brokers                                       40


                                    ARTICLE VII
                              Covenants of the Parties

      SECTION 7.01.  Conduct of Business Relating to the  Auctioned
                     Assets                                           40
      SECTION 7.02.  Access to Information                            43
      SECTION 7.03.  Consents and Approvals; Transferable   Permits   45
      SECTION 7.04.  Further Assurances                               46
      SECTION 7.05.  Public Statements                                48
      SECTION 7.06.  Tax Matters                                      48
      SECTION 7.07.  Bulk Sales or Transfer Laws                      49
      SECTION 7.08.  Storage.                                         49
      SECTION 7.09.  Information Resources.                           50
      SECTION 7.10.  Witness Services.                                50
      SECTION 7.11.  Consent Orders                                   50
      SECTION 7.12.  Nitrogen Oxide Allowances                        51
      SECTION 7.13.  Trade Names                                      51
      SECTION 7.14.  NYPA Agreements                                  51
      SECTION 7.15.  Narrows                                          51


                                    ARTICLE VIII
                                     Conditions

     SECTION 8.01.  Conditions Precedent to Each Party's Obligation To
                    Effect the Purchase and Sale                      52
     SECTION 8.02.  Conditions Precedent to Obligation of Buyer To
                    Effect the Purchase and Sale                      53
     SECTION 8.03.  Conditions Precedent to Obligation of Seller To
                    Effect the Purchase and Sale                      55


                                     ARTICLE IX

                                  Employee Matters

      SECTION 9.01.  Employee Matters                                 56
      SECTION 9.02.  Continuation of Equivalent Benefit Plans/Credited
                     Service                                          58
      SECTION 9.03.  Pension Plan                                     59
      SECTION 9.04.  401(k) Plan                                      61
      SECTION 9.05.  Welfare Plans                                    61
      SECTION 9.06.  Short- and Long-Term Disability                  63
      SECTION 9.07.  Life Insurance and Accidental Death and
                     Dismemberment Insurance                          63
      SECTION 9.08.  Severance                                        63
      SECTION 9.09.  Workers Compensation                             65


                                     ARTICLE X
                       Indemnification and Dispute Resolution

      SECTION 10.01.    Indemnification                               65
      SECTION 10.02.    Third Party Claims Procedures                 68


                                     ARTICLE XI
                                    Termination

      SECTION 11.01.    Termination                                   69


                                    ARTICLE XII
                              Miscellaneous Provisions

      SECTION 12.01.    Expenses                                      69
      SECTION 12.02.    Amendment and Modification;Extension;Waiver   70
      SECTION 12.03.    No Survival of Representations or Warranties  70
      SECTION 12.04.    Notices                                       70
      SECTION 12.05.    Assignment; No Third Party Beneficiaries      71
      SECTION 12.06.    Governing Law                                 72
      SECTION 12.07.    Counterparts                                  72
      SECTION 12.08.    Interpretation                                72
      SECTION 12.09.    Jurisdiction and Enforcement                  73
      SECTION 12.10.    Entire Agreement                              74
      SECTION 12.11.    Severability                                  74
      SECTION 12.12.    Conflicts                                     75

                               SCHEDULES AND EXHIBITS


      Schedule 2.02(a)(ii)    Spare Parts
      Schedule 2.02(a)(iii)(A)Buyer Personal Property Located on Buyer Real
                                    Estate
      Schedule 2.02(a)(iii)(B)Buyer Personal Property Located on Seller Real
                                    Estate
      Schedule 2.02(a)(iii)(C)Buyer Personal Property Located on NYPA
            Real Estate
      Schedule 2.02(a)(iii)(D)NYPA Personal Property
      Schedule 2.02(a)(iv)    Assigned Contracts
      Schedule 2.02(a)(v)     Transferable Permits
      Schedule 2.02(a)(vi)    SO2 Allowances
      Schedule 2.02(b)(ii)(A) Seller Personal Property Located on Buyer Real
                              Estate
      Schedule 2.02(b)(ii)(C) Communications Equipment
      Schedule 2.03(a)(iv)    Seller Consent Orders
      Schedule 2.03(a)(xii)   Assumed Seller Obligations under NYPA Agreements
      Schedule 2.05(a)        Franchise Property
      Schedule 5.03(a)        Contracts Requiring Third Party Consents
      Schedule 5.08(a)        Material Contracts
      Schedule 5.09           Legal Proceedings
      Schedule 5.10(a)(i)     Exceptions Under Permits
      Schedule 5.10(a)(ii)    Non-Environmental Violations
      Schedule 5.10(b)        Nontransferable Permits and Environmental
                              Permits
      Schedule 5.11           Environmental Matters
      Schedule 5.13           Benefit Plans
      Schedule 5.15(a)        Exceptions to Independent Engineering Assessment
      Schedule 5.15(b)        Changes to Auctioned Assets
      Schedule 5.16           Other Undisclosed Liabilities
      Schedule 7.14           Rights and Interests under NYPA Agreements
      Schedule 7.15           Narrows
      Schedule 9.01(a)        Job Titles
      Schedule 9.01(b)        Collective Bargaining Agreements


      Exhibit A-1             Form of Astoria Zoning Lot Development
                              Agreement between Seller and Arthur Kill Acquiror
      Exhibit A-2             Form of Astoria Zoning Lot Development
                              Agreement between Seller and Buyer
      Exhibit A-3             Form of Gowanus Zoning Lot Development
                              Agreement between Seller and Buyer
      Exhibit B-1             Form of Deed of Conveyance for Queens
                              County
      Exhibit B-2             Form of Deed of Conveyance for Kings County
      Exhibit C               Form of FIRPTA Affidavit
      Exhibit D               Form of Opinion of John D. McMahon, Esq.,
                              General Counsel of Seller
      Exhibit E               Form of Opinion of Counsel to Buyer
      Exhibit F               Summary of Terms and Conditions for
                              License for A-10 Dock between Seller and Buyer
      Exhibit G               Form of Transition Capacity Agreement
                              between Seller and Buyer
      Exhibit H               Summary of Terms and Conditions for
                              License for A-0 Dock between Seller and Buyer
      Exhibit I               Form of Astoria Declaration of
                              Subdivision Easements
      Exhibit J               Form of Gowanus Declaration of
                              Subdivision Easements
      Exhibit K               Form of Guarantee Agreement
      Exhibit L               Form of Opinion of Counsel to Guarantor

                                    GENERATING   PLANT  AND  GAS  TURBINE  ASSET
                              PURCHASE AND SALE AGREEMENT (including the Schedules hereto, this "Agreement"), dated as of March 2, 1999, by and between CONSOLIDATED EDISON COMPANY OF NEW YORK, INC., a New York corporation ("Seller"), and ASTORIA GENERATING COMPANY, L.P., a Delaware limited partnership ("Buyer", collectively with Seller, the "Parties").


                  WHEREAS Seller has offered the Auctioned Assets (as defined herein) for sale at auction pursuant to the Order Authorizing the Process for Auctioning of Generation Plant issued by the PSC (as defined herein) and effective as of July 21, 1998; and

                  WHEREAS Buyer desires to purchase, and Seller desires to sell, the Auctioned Assets upon the terms and conditions hereinafter set forth.


                  NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:


                                     ARTICLE I

                                    Definitions

                  SECTION 1.01. Definitions. (a) As used in this Agreement, the following terms have the following meanings:

                  "A-0 License" means the license from Buyer to Seller in respect of the A-0 dock at Astoria, the material terms of which shall be substantially as set forth in Exhibit H.

                  "A-10 License" means the license from Seller to Buyer in respect of the A-10 dock at Astoria, the material terms of which shall be substantially as set forth in Exhibit F.

                  "Accountants" shall have the meaning set forth in Section 3.02(b).

                  "Adjustment Amount" shall have the meaning set forth in
                  Section 3.02(a).

                  "Adjustment Date" shall have the meaning set forth in
                  Section 3.02(c).

                  "Adjustment Statement" shall have the meaning set forth in
                  Section 3.02(a).

                  "Affected Employees" shall have the meaning set forth in
                  Section 9.01(a).

                  "Affected Union Employees" shall have the meaning set forth in Section 9.01(b).

                  "Affiliate"  shall have the meaning set forth in Rule 12b-2 of
                  the  General  Rules  and  Regulations   under  the  Securities
                  Exchange Act of 1934, as amended.

                  "Agreement" shall have the meaning set forth in the Preamble.

                  "Allocation" shall have the meaning set forth in Section
                  3.03.

                  "Ancillary Agreements" means the Continuing Site Agreements, the Declaration of Easements Agreements, the Declarations of Subdivision Easements, the Zoning Lot Development Agreements, the Transition Capacity Agreement, the deeds contemplated by
                  Section 8.02(e)(i) and any other agreement to which Buyer and Seller are party and which is expressly identified by its terms as an Ancillary Agreement hereunder.

                  "Applicable Law" shall have the meaning set forth in
                  Section 3.03.

                  "Arthur Kill Acquiror" means the person referred to as "Buyer" in the Generating Plant and Gas Turbine Asset Purchase and Sale Agreement for Arthur Kill Generating Plants and Astoria Gas Turbines between Seller and such person.

                  "Assumed Consent Order Obligations" shall have the meaning set forth in Section 2.03(a)(iv).

                  "Assumed Obligations" shall have the meaning set forth in
                  Section 2.03(a).

                  "Assumed Seller Obligations Under NYPA Agreements" shall have the meaning set forth in Section 2.03(a)(xii). "Astoria Continuing Site Agreement" means the Astoria Continuing Site Agreement dated as of even date herewith between Seller and Buyer.

                  "Astoria   Declaration   of   Easements"   means  the  Astoria
                  Declaration of Easements by Seller dated as of January 27, 1999, as amended.

                  "Astoria Declaration of Subdivision Easements" means the Astoria Declaration of Subdivision Easements to be made by Seller substantially in the form of Exhibit I, except for changes required by any Governmental Authority to the extent that no such change materially and adversely impairs the continued use and operation of the Auctioned Assets as currently conducted.

                  "Astoria Zoning Lot Development Agreement" means (a) the Astoria Zoning Lot Development Agreement between Seller and Arthur Kill Acquiror, in the form of Exhibit A-1, if executed and delivered prior to the Closing Date or (b) the Astoria Zoning Lot Development Agreement between Seller and
                  Buyer, in the form of Exhibit A-2.

                  "Auctioned Assets" shall have the meaning set forth in
                  Section 2.02(a).

                  "Benefit Plans" shall have the meaning set forth in Section 5.13.

                  "Bidder Confidentiality Agreements" shall have the meaning set forth in Section 7.02(b).

                  "Business Day" means any day other than Saturday, Sunday and any day which is a legal holiday or a day on which banking institutions in New York are authorized or required by law or other action of a Governmental Authority to close.

                  "Buyer" shall have the meaning set forth in the Preamble.

                  "Buyer Assets" shall have the meaning set forth in Section 2.03(a)(x).

                  "Buyer Benefit Plans" shall have the meaning set forth in
                  Section 9.02(c).

                  "Buyer Facilities" shall mean the "Parcel B Facilities" and "Parcel D Facilities" under the Astoria Declaration of Easements, together with the respective "Buyer Facilities" under each of the Gowanus and Narrows Declaration of Easements Agreements.

                  "Buyer Indemnitees" shall have the meaning set forth in
                  Section 10.01(a).

                  "Buyer Material Adverse Effect" shall have the meaning set forth in Section 6.03(a).

                  "Buyer Real Estate" shall have the meaning set forth in
                  Section 2.02(a)(i).

                  "Buyer Required Regulatory Approvals" shall have the meaning set forth in Section 6.03(b).

                  "Buyer's 401(k) Plans" shall have the meaning set forth in
                  Section 9.04(a).

                  "Buyer's Pension Plans" shall have the meaning set forth in
                  Section 9.03(a).

                  "Buyer's Welfare Plans" shall have the meaning set forth in
                  Section 9.05(a).

                  "Closing" shall have the meaning set forth in Section 4.01.

                  "Closing Date" shall have the meaning set forth in Section
                  4.01.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Collective Bargaining Agreement" shall have the meaning set forth in Section 9.01(b).

                  "Communications  Equipment"  means  the  equipment,   systems,
                  switches and lines used in connection with voice, data and other communications activities.

                  "Confidentiality Agreement" means the Confidentiality Agreement dated September 22, 1998 between Seller and Orion Power Holdings, Inc.

                  "Continued Employee" shall have the meaning set forth in
                  Section 9.01(a).

                  "Continued Non-Union Employee" shall have the meaning set forth in Section 9.02(a).

                  "Continued Union Employee" shall have the meaning set forth in Section 9.01(b).

                  "Continuing Site Agreements" means the Astoria Continuing Site Agreement, the Gowanus Continuing Site Agreement and the Narrows Continuing Site Agreement.

                  "Contracts" shall have the meaning set forth in Section 2.02(a)(iv).

                  "Conveyance Plans" shall have the meaning set forth in
                  Section 2.02(a)(i).

                  "Declaration of Easements Agreements" means the Astoria Declaration of Easements, the Gowanus Declaration of Easements Agreement and Narrows Declaration of Easements Agreement.

                  "Declarations of Subdivision Easements" means the Astoria Declaration of Subdivision Easements and the Gowanus Declaration of Subdivision Easements.

                  "Emission Reduction Credits" means credits, in units that are established by the environmental regulatory agency with jurisdiction over the source or facility that has obtained the credits, resulting from a reduction in the emissions of air pollutants from an emitting source or facility (including, and to the extent allowable under applicable law, reductions from retirements, control of emissions beyond that required by applicable law and fuel switching), that: (i) have been certified by NYSDEC as complying with the law and regulations of the State of New York governing the establishment of such credits (including that such emissions reductions are real, enforceable, permanent and quantifiable); or (ii) have been certified by any other applicable regulatory authority as complying with the law and regulations governing the establishment of such credits (including that such emissions reductions are real, enforceable, permanent and quantifiable). Emission Reduction Credits include certified air emissions reductions, as described above, regardless of whether the regulatory agency certifying such reductions designates such certified air emissions reductions by a name other than "emissions reduction credits".

                  "Encumbrances" means any mortgages, pledges, liens, security interests, conditional and installment sale agreements, activity and use limitations, exceptions, conservation easements, rights-of-way, deed restrictions, encumbrances and charges of any kind.

                  "Environmental Laws" means all former, current and future Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives or orders (including consent orders) and Environmental Permits, in each case, relating to pollution or protection of the environment or natural resources, including laws relating to Releases or threatened Releases, or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, arrangement for disposal, transport, recycling or handling, of Hazardous Substances.

                  "Environmental Liability" means all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs, including: (i) remediation costs, engineering costs, environmental consultant fees, laboratory fees, permitting fees, investigation costs and defense costs and reasonable attorneys' fees and expenses;
                  (ii) any claims, demands and causes of action relating to or resulting from any personal injury (including wrongful death), property damage (real or personal) or natural resource damage; and (iii) any penalties, fines or costs associated with the failure to comply with any Environmental Law.

                  "Environmental Permits" means the permits, licenses, consents, approvals and other governmental authorizations with respect to Environmental Laws relating primarily to the power generation operations of the Generating Plants or the Gas Turbines.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "ERISA Affiliate" shall have the meaning set forth in
                  Section 5.13.

                  "Estimated Adjustment Amount" shall have the meaning set forth in Section 4.02.

                  "FERC" means the Federal Energy Regulatory Commission.

                  "Federal Power Act" shall have the meaning set forth in
                  Section 5.03(b).

                  "Filed Seller SEC Documents" means the reports, schedules, forms, statements and other documents filed by Seller with the Securities and Exchange Commission since January 1, 1997, and publicly available prior to the date of this Agreement. "Final Allocation" shall have the meaning set forth in Section 3.03.

                  "Franchise Property" shall have the meaning set forth in
                  Section 2.05(a).

                  "GAAP" shall have the meaning set forth in Section 1.02.

                  "Gas Turbines" means the gas turbine units comprised of the Astoria GT1, Gowanus GT1 through GT4 and Narrows GT1 and
                  GT2.

                  "Generating Facilities" means the Generating Plants, the Gas Turbines and any additional generating plants, gas turbines or other generating facilities constructed by Buyer after the Closing Date at the site of any Auctioned Assets.

                  "Generating Plants" means the two retired steam turbine generating units designated as Astoria units 1 and 2 and the three operating steam turbine generating units designated as Astoria units 3, 4 and 5.

                  "Governmental Authority" means any court, administrative or regulatory agency or commission or other governmental entity or instrumentality, domestic, foreign or supranational or any department thereof.

                  "Gowanus   Continuing  Site   Agreement"   means  the  Gowanus
                  Continuing Site Agreement dated as of even date herewith between Seller and Buyer.

                  "Gowanus Declaration of Easements Agreement" means the Gowanus Declaration of Easements Agreement dated as of even date herewith between Seller and Buyer.

                  "Gowanus Declaration of Subdivision Easements" means the Gowanus Declaration of Subdivision Easements to be made by Seller substantially in the form of Exhibit J, except for changes required by any Governmental Authority to the extent that no such change materially and adversely impairs the continued use and operation of the Auctioned Assets as currently conducted.

                  "Gowanus Zoning Lot Development Agreement" means the
                  Gowanus Zoning Lot Development Agreement between Seller and Buyer in the form of Exhibit A-3.

                  "Guarantee  Agreement" means the Guarantee  Agreement dated as
                  of  even  date   herewith   between   Guarantor   and   Seller
                  substantially in the form of Exhibit K.

                  "Guarantor" means Orion Power Holdings, Inc.

                  "Hazardous Substances" means (i) any petrochemical or petroleum products, crude oil or any fraction thereof, ash, radioactive materials, radon gas, asbestos in any form, urea formaldehyde foam insulation or polychlorinated biphenyls,
                  (ii) any chemicals, materials, substances or wastes defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "restricted hazardous materials," "extremely hazardous substances," "toxic substances," "contaminants" or "pollutants" or words of similar meaning and regulatory effect contained in any Environmental Law or (iii) any other chemical, material, substance or waste which is prohibited, limited or regulated by any Environmental Law.

                  "HSR Act" means the Hart-Scott-Rodino Antitrust
                  Improvements Act of 1976, as amended.

                  "Income Tax" means any Federal, state, local or foreign Tax or surtax (i) based upon, measured by or calculated with respect to net income, profits or receipts (including the New York State Gross Receipts Tax (including the excess dividends tax), the New York City Public Utilities Excise Tax, any and all municipal gross receipts Taxes, capital gains Taxes and minimum Taxes) or (ii) based upon, measured by or calculated with respect to multiple bases (including corporate franchise taxes) if one or more of the bases on which such Tax may be based, measured by or calculated with respect to, is described in clause (i), in each case, together with any interest, penalties, or additions to such Tax.

                  "Indemnifiable Loss" shall have the meaning set forth in
                  Section 10.01(a).

                  "Indemnifying Party" shall have the meaning set forth in
                  Section 10.01(c).

                  "Indemnitee" shall have the meaning set forth in Section 10.01(c).

                  "Independent Engineering Assessments" shall have the meaning set forth in Section 5.15.

                  "Interconnection Facilities" means those items of switching equipment, switchyard controls, protective relays and related facilities of Seller that are used by Seller in connection with the provision of Interconnection Services.

                  "Interconnection Services" means the service provided by Seller to Buyer to interconnect the Generating Facilities to the Transmission System.

                  "Inventory Survey" shall have the meaning set forth in
                  Section 3.02(a).

                  "ISO" means the New York Independent System Operator.

                  "Local 1-2" shall have the meaning set forth in Section
                  9.01(a).

                  "Local 1-2 Collective Bargaining Agreement" shall have the meaning set forth in Section 9.01(a).

                  "Material Adverse Effect" means any change, or effect on the Auctioned Assets, that is materially adverse to the business, operations or condition (financial or otherwise) of the Auctioned Assets, taken as a whole, other than (i) any change or effect resulting from changes in the international, national, regional or local wholesale or retail energy, capacity or ancillary services electric power markets, (ii) any change or effect resulting from changes in the international, national, regional or local markets for fuel,
                  (iii) any  change  or effect  resulting  from  changes  in the national,  regional or local  electric  transmission  systems,
                  (iv) any change or effect resulting from any bid cap, price limitation, market power mitigation measure, including the Mitigation Measures, or other regulatory or legislative measure in respect of transmission services or the wholesale or retail energy, capacity or ancillary services markets adopted or approved (or failed to be adopted or approved) by FERC, the PSC or any other Governmental Authority or proposed by any person, (v) any change or effect resulting from any regulation, rule, procedure or order adopted or proposed (or failed to be adopted or proposed) by or with respect to, or related to, the ISO, (vi) any change or effect resulting from any action or measure taken or adopted, or proposed to be taken or adopted, by any local, state, regional, national or international reliability organization and (vii) any materially adverse change in or effect on the Auctioned Assets which is cured by Seller before the Closing Date.

                  "Mitigation Measures" shall have the meaning set forth in
                  Section 6.03(b).

                  "MMS" means the Material Management System, which is an information resources system served by Seller's mainframe computer.

                  "Narrows   Continuing  Site   Agreement"   means  the  Narrows
                  Continuing Site Agreement dated as of even date herewith between Seller and Buyer.

                  "Narrows Declaration of Easements Agreement" means the Narrows Declaration of Easements Agreement dated as of even date herewith between Seller and Buyer.

                  "Narrows Turbines" shall have the meaning set forth in
                  Section 7.15.

                  "NYPA" means the Power Authority of the State of New York.

                  "NYPA Agreements" means the Indenture, made as of December 13,
                  1974,   between  Seller  and  NYPA,  and  the  NYPA  Operating
                  Agreement.

                  "NYPA  Operating   Agreement"  means  the  Astoria   Operating
                  Agreement dated January 5, 1981, between NYPA and Seller, as amended.

                  "NYSDEC" means the New York State Department of
                  Environmental Conservation.

                  "Off-Site" means any location except (i) the Auctioned Assets and (ii) any location to or under which Hazardous Substances present or Released at the Auctioned Assets have migrated.

                  "Offering Memorandum" means the Offering Memorandum dated August 1998 describing the Generating Plants and the Gas Turbines, and the materials delivered with such Offering Memorandum, as such Offering Memorandum and such materials may have been amended or supplemented.

                  "Operating Records" shall have the meaning set forth in
                  Section 2.02(a)(viii).

                  "Party" shall have the meaning set forth in the Preamble.

                  "Permits" means the permits, licenses, consents, approvals and other governmental authorizations (other than with respect to Environmental Laws) relating primarily to the power generation operations of the Generating Plants or the Gas Turbines. "Permitted Exceptions" means (i) all exceptions, restrictions, easements, charges, rights-of-way and monetary and nonmonetary encumbrances which are set forth in any Permits or Environmental Permits, (ii) statutory liens for current taxes or assessments not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings, (iii) mechanics', carriers', workers', repairers' and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of Seller or the validity of which are being contested in good faith by appropriate proceedings,
                  (iv) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities, (v) such title matters set forth in the Certificate of Title No. NY981606, as amended, the Certificate of Title No. NY971417, as amended, and the Certificate of Title No. NY971418, as amended, in each case, issued by the Title Company, (vi) all matters disclosed on the Conveyance Plans and any other facts that would be disclosed by an accurate survey and physical inspection of the Buyer Real Estate, (vii) Encumbrances, easements, obligations or other restrictions created pursuant to or provided for in any Ancillary Agreement or any NYPA Agreement, (viii) restrictions and regulations imposed by the ISO, any Governmental Authority or any local, state, regional, national or international reliability council and (ix) such other Encumbrances or imperfections in or failure of title which would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the Auctioned Assets as currently conducted.

                  "person" means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization or Governmental Authority.

                  "PPMIS" means the Power Plant Maintenance Information System, which is an information resources system served by Seller's mainframe computer.

                  "Prorated Items" shall have the meaning set forth in
                  Section 2.03(a)(viii).

                  "Protective Relaying System" means the system relating to the Generating Facilities comprised of components collectively used to detect defective power system elements or other conditions of an abnormal nature, initiate appropriate control circuit action in response thereto and isolate the appropriate system elements in order to minimize damage to equipment and interruption to service.

                  "PSC" means the New York State Public Service Commission.

                  "Purchase Price" shall have the meaning set forth in
                  Section 3.01.

                  "Release" means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

                  "Restraints" shall have the meaning set forth in Section 8.01(b).

                  "Retained Assets" shall have the meaning set forth in
                  Section 2.02(b).

                  "Retained Liabilities" shall have the meaning set forth in
                  Section 2.03(b).

                  "Revenue Meters" means all meters measuring demand, energy and reactive components, and all pulse isolation relays, pulse conversion relays and associated totalizing and remote access pulse recorder equipment, in each case, required to measure the transfer of energy between the Parties.

                  "Revocable Consent" shall have the meaning set forth in
                  Section 2.05(a).

                  "Segregated Reimbursement Accounts" shall have the meaning set forth in Section 9.05(b).

                  "Seller" shall have the meaning set forth in the Preamble.

                  "Seller Assets" shall have the meaning set forth in Section 2.03(b)(x).

                  "Seller Consent Orders" shall have the meaning set forth in
                  Section 2.03(a)(iv).

                  "Seller Facilities" shall mean the "Parcel A Facilities" under the Astoria Declaration of Easements, together with the respective "Seller Facilities" under each of the Gowanus and Narrows Declaration of Easements Agreements.

                  "Seller Indemnitees" shall have the meaning set forth in
                  Section 10.01(b).

                  "Seller Real Estate" means all real property and leaseholds or other interests in real property of Seller (including the premises on which the Substations are located), other than Buyer Real Estate.

                  "Seller Required Regulatory Approvals" shall have the meaning set forth in Section 5.03(b).

                  "Seller's 401(k) Plans" shall have the meaning set forth in
                  Section 9.04(a).

                  "Seller's Pension Plans" shall have the meaning set forth in Section 9.03(a).

                  "Seller's Reimbursement Account Plans" shall have the meaning set forth in Section 9.05(b).

                  "SO2 Allowances" means allowances that have been allocated to Seller for the Generating Plants or the Gas Turbines by the Administrator of the United States Environmental Protection Agency under Title IV of the Clean Air Act authorizing the emission of one ton of sulfur dioxide per allowance during or after the year 2000.

                  "Substations" shall have the meaning set forth in Section 2.02(b)(i).

                  "Tax Benefit" means, with respect to any Indemnifiable Loss for any person, the positive excess, if any, of the Tax liability of such person without regard to such Indemnifiable Loss over the Tax liability of such person taking into account such Indemnifiable Loss, with all other circumstances remaining unchanged.

                  "Tax Cost" means, with respect to any indemnity payment for any person, the positive excess, if any, of the Tax liability of such person taking such indemnity payment into account over the Tax liability of such person without regard to such payment, with all other circumstances remaining unchanged.

                  "Tax Return" means any return, report, information return or other document (including any related or supporting information) required to be supplied to any authority with respect to Taxes. "Taxes" means all taxes, surtaxes, charges, fees, levies, penalties or other assessments imposed by any United States Federal, state or local or foreign taxing authority, including Income Tax, excise, property, sales, transfer, franchise, special franchise, payroll, recording, withholding, social security or other taxes, or any liability for taxes incurred by reason of joining in the filing of any consolidated, combined or unitary Tax Returns, in each case including any interest, penalties or additions attributable thereto; provided, however, that "Taxes" shall not include sewer rents or charges for water.

                  "Termination Date" shall have the meaning set forth in
                  Section 11.01(b).

                  "Third Party Claim" shall have the meaning set forth in
                  Section 10.02(a).

                  "Title  Company"  means   Commonwealth  Land  Title  Insurance
                  Company  or  any  other  reputable  title  insurance   company
                  licensed to do business in New York.

                  "Transferable Permits" shall have the meaning set forth in
                  Section 2.02(a)(v).

                  "Transferring Employee Records" shall have the meaning set forth in Section 2.02(a)(viii).

                  "Transferring Employees" shall have the meaning set forth in Section 2.02(a)(viii).

                  "Transition  Capacity Agreement" means the Transition Capacity
                  Agreement  to  be  entered  into  between   Seller  and  Buyer
                  substantially in the form of Exhibit G.

                  "Transmission System" shall have the meaning set forth in
                  Section 2.02(b)(i).

                  "Zoning Lot Development Agreements" means the Astoria Zoning Lot Development Agreement and the Gowanus Zoning Lot Development Agreement.

                  SECTION 1.02. Accounting Terms. Any accounting terms used in this Agreement or the Ancillary Agreements shall, unless otherwise specifically provided, have the meanings customarily given them in accordance with United States generally accepted accounting principles ("GAAP") and all financial computations hereunder or thereunder shall, unless otherwise specifically provided, be computed in accordance with GAAP consistently applied.

                                     ARTICLE II

                Purchase and Sale; Assumption of Certain Liabilities

                  SECTION 2.01. Purchase and Sale. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing, Seller agrees to sell, assign, convey, transfer and deliver to Buyer, and Buyer agrees to purchase, assume and acquire from Seller all the Auctioned Assets. In the case of any Auctioned Assets not located at the Generating Plants or Gas Turbines (including supplies, materials and spare parts inventory), Buyer agrees that (i) from and after the Closing, except to the extent specifically otherwise provided in the Ancillary Agreements, Buyer will bear all risk of casualty or loss with regard to such Auctioned Assets (regardless of whether they remain on Seller's property or otherwise in Seller's possession) and
                  (ii) Seller shall store such Auctioned Assets in accordance with Section 7.08.

                  SECTION 2.02. Auctioned Assets and Retained Assets. (a) Auctioned Assets. The term "Auctioned Assets" means all the assets, real and personal property, goodwill and rights of Seller of whatever kind and nature, whether tangible or intangible, in each case, primarily relating to the power generation operations of the Generating Plants or the Gas Turbines, other than the Retained Assets, including:

                  (i) subject to Section 2.05,  all real property and leaseholds or other interests in real property of Seller relating primarily to the power generation operations of the Generating Plants or the Gas Turbines described as (A) Parcels B and D as shown on the Astoria Generating Station ALTA/ACSM Land Title Survey dated February 17, 1999, (B) Parcel A as shown on the Gowanus Gas Turbine Site ALTA/ACSM Land Title Survey Conveyance Plan dated February 23, 1999 and (C) the Narrows Gas Turbine Site as shown on the Narrows Gas Turbine Site ALTA/ACSM Land Title Survey Conveyance Plan dated February 23, 1999, in each case, as may hereafter be amended in immaterial respects (collectively, the "Conveyance Plans"), together with all buildings, improvements, structures and fixtures thereon, subject to Permitted Exceptions or Encumbrances otherwise disclosed to Buyer in this Agreement or the Ancillary Agreements with respect thereto (the "Buyer Real Estate");

                  (ii) subject to Section 2.04 and Section 2.05, all inventories of fuels, supplies, materials and spare parts relating primarily to the power generation operations of the Generating Plants or the Gas Turbines, together with and subject to (A) all Permitted Exceptions or Encumbrances otherwise disclosed to Buyer in this Agreement or the Ancillary Agreements with respect thereto and (B) all warranties against manufacturers and vendors relating thereto, including the spare parts listed on Schedule 2.02(a)(ii), in each case, other than assets that become obsolete or that are used, consumed, replaced or disposed in the ordinary course of business consistent with past practice or as permitted by this Agreement;

                  (iii) subject to Section 2.04 and Section 2.05, (A) the machinery, equipment, facilities, furniture and other personal property (other than vehicles) relating primarily to the power generation operations of the Generating Plants or the Gas Turbines, including a stand-alone local area network and other items of personal property located on Buyer Real Estate or temporarily removed from Buyer Real Estate for repairs, servicing or maintenance and listed on Schedule 2.02(a)(iii)(A), (B) machinery, equipment, facilities, furniture and other personal property located on Seller Real Estate or temporarily removed from Seller Real Estate for repairs, servicing or maintenance and listed on Schedule 2.02(a)(iii)(B), (C) machinery, equipment, facilities, furniture and other personal property located on real property owned by NYPA or temporarily removed from such real property for repairs, servicing or maintenance and listed on Schedule 2.02(a)(iii)(C) and (D) machinery, equipment, facilities, furniture and other personal property listed on Schedule 2.02(a)(iii)(D) to the extent Seller has obtained title thereto from NYPA prior to Closing, in each case, (1) together with and subject to (x) all Permitted Exceptions or Encumbrances otherwise disclosed to Buyer in this Agreement or the Ancillary Agreements with respect thereto and (y) all warranties against manufacturers or vendors relating thereto and (2) other than assets that become obsolete or that are used, consumed, replaced or disposed in the ordinary course of business consistent with past practice or as permitted by this Agreement;

                  (iv) subject to Section 2.04, all right, title and interest of
            Seller in, to and under all contracts, agreements, personal property leases (whether Seller is lessor or lessee thereunder), commitments and all other legally binding arrangements (other than Seller Consent Orders), whether oral or written (A) set forth on Schedule 2.02(a)(iv) or (B) otherwise relating primarily to the power generation operations of the Generating Plants or the Gas Turbines and entered into by Seller in accordance with Section 7.01 (the "Contracts"), in each case, to the extent in full force and effect on the Closing Date;

                  (v) subject to Section 7.03(c),  the Permits and Environmental
            Permits that are transferred or transferable by Seller to Buyer (collectively, the "Transferable Permits"), including the Transferable Permits set forth on Schedule 2.02(a)(v), in each case, to the extent in full force and effect on the Closing Date;

                  (vi) the SO2 Allowances listed on Schedule 2.02(a)(vi);

                  (vii) all nitrogen oxide allowances allocated to the Generating Plants or the Gas Turbines by NYSDEC under the New York State Nitrogen Oxides Budget Program that have not been used on or prior to the Closing Date (it being understood that, for purposes of this Agreement, one nitrogen oxide allowance shall be deemed "used" for each ton of actual nitrogen oxide emitted from the Generating Plants or Gas Turbines between May 1 of any year and September 30 of such year, inclusive);

                  (viii) (A) all data,  information,  books,  operating records, operating, safety and maintenance manuals, engineering design plans, blueprints and as-built plans, specifications, procedures, facility compliance plans, environmental procedures and similar records of Seller relating primarily to the power generation operations of the Generating Plants or the Gas Turbines, to the extent in Seller's possession or readily available (collectively, "Operating Records"), and (B) all personnel files relating to employees of Seller to be employed by Buyer after the Closing Date in accordance with Article IX (the "Transferring Employees"), to the extent in Seller's possession and readily available and to the extent such files pertain to (1) skill and development training and resumes, (2)
            seniority histories, (3) salary and benefit information, (4) Occupational Safety and Health Act medical reports, (5) active medical restriction forms and (6) any other matters, disclosure of which by Seller to Buyer is permitted under applicable law without the consent of the Transferring Employee, but not including any performance evaluations or disciplinary records (collectively, the "Transferring Employee Records"); provided, however, that Seller shall be permitted to retain copies, or originals to the extent it provides Buyer with copies of same, of all Operating Records and Transferring Employee Records; and

                  (ix) (A)  except  as  provided  in  Section  2.02(b)(iv),  the software relating primarily to the power generation operations of the Generating Plants or the Gas Turbines (provided, however, that Buyer acknowledges that it will require licenses from third parties in order to be legally entitled to use such software), and (B) a non-exclusive, royalty-free license to use solely in connection with the Auctioned Assets the software or other copyrighted material owned by Seller located at Buyer Real Estate.

                  (b)  Retained Assets.  The term "Retained Assets" means:

                  (i) the transmission and distribution facilities owned, controlled or operated by Seller for purposes of providing point-to-point transmission service, network integration service and distribution service and other related purposes, including the real property and equipment located at the Astoria East Substation, the Astoria West Substation, the North Queens Substation, the Gowanus Substation and the Greenwood Substation (collectively, the
            "Substations"), used in controlling continuity between the Generating Plants and Gas Turbines and the transmission and distribution facilities and for other purposes (the "Transmission System");

                  (ii)(A) except as set forth in Section 2.02(a)(iii), all Interconnection Facilities and other transmission, distribution and substation machinery, equipment and facilities and related support equipment located on Buyer Real Estate or Seller Real Estate or temporarily removed from Buyer Real Estate or Seller Real Estate for repairs, servicing or maintenance, including items listed on
            Schedule 2.02(b)(ii)(A); (B) all Revenue Meters installed by Seller;
            (C) Communications Equipment and related support equipment (1) located on Buyer Real Estate or temporarily removed from Buyer Real Estate for repairs, servicing or maintenance and listed on Schedule 2.02(b)(ii)(C) or acquired by Seller after the date of this Agreement and designated by Seller as a Retained Asset or (2) located on Seller Real Estate or temporarily removed from Seller Real Estate for repairs, servicing or maintenance; and (D) all Protective Relaying Systems not located on Buyer Real Estate;

                  (iii) all cash, cash  equivalents,  bank deposits and accounts receivable held or owned by Seller;

                  (iv) (A) all  mainframe  computer  systems of Seller,  (B) the code to all software described in Section 2.02(a)(ix)(B), and (C) all software, copyrights, know-how or other proprietary information relating primarily to any other Retained Assets or any Retained Liabilities, including software, copyrights, know-how or other proprietary information licensed to Buyer pursuant to Section 2.02(a)(ix)(B);

                  (v) the names "Consolidated  Edison",  "Con Edison", "Con Ed",
            "Consolidated Edison Company", "Consolidated Edison Company of New York, Inc.", "Consolidated Edison, Inc.", "New York Edison", "Brooklyn Edison", "Staten Island Edison" and "Edison" and any related or similar trade names, trademarks, service marks or logos (and any rights to and in the same, including any right to use the same);

                  (vi) subject to Section 7.06(d),  any refund or credit related to Taxes or sewer rents or water charges or any other liabilities or obligations in respect of the Auctioned Assets, in each case, attributable to periods (or portions thereof) prior to the Closing Date;

                  (vii) all personnel records (other than Transferring  Employee
            Records) and all other records (other than Operating Records);

                  (viii) (A) all Emission Reduction Credits held or possessed by
            Seller and (B) SO2 Allowances held or possessed by Seller and not listed on Schedule 2.02(a)(vi); and

                  (ix) any other asset that is not described with  particularity in this Agreement as an Auctioned Asset.

                  SECTION 2.03.  Assumed  Obligations and Retained  Liabilities.
                  (a) Assumed Obligations. At the Closing, Buyer shall assume, and from and after the Closing, shall discharge, all of the liabilities and obligations, direct or indirect, known or unknown, absolute or contingent, which relate to the Auctioned Assets or are otherwise specified below, other than the Retained Liabilities (collectively, the "Assumed Obligations"), including:

                  (i) except as set forth in Section 2.03(b)(ii), any
            liabilities and obligations under the Contracts;

                  (ii) any  liabilities  and  obligations for goods delivered or services rendered on or after the Closing Date relating to the Auctioned Assets;

                  (iii) except as set forth in Sections 2.03(b)(iii) or (iv), any Environmental Liability arising out of or in connection with (A) any violation or alleged violation of, or noncompliance or alleged noncompliance with, any Environmental Laws, prior to, on or after the Closing Date, with respect to the ownership or operation of the Auctioned Assets, notwithstanding that, as contemplated by Section 7.03(c), Seller may remain the "holder of record" with respect to certain Transferable Permits, (B) the condition of any Auctioned Assets prior to, on or after the Closing Date, including any actual or alleged presence, Release or threatened Release of any Hazardous Substance at, on, in, under or migrating onto or from, the Auctioned Assets, prior to, on or after the Closing Date (except for any such Release from equipment or property owned or operated by Seller and located on, or constituting, Seller Real Estate adjacent to Buyer Real Estate that (1) occurs on or after the Closing Date and (2) is caused by Seller or its Affiliates), (C) any Release or threatened Release of any Hazardous Substance on or after the Closing Date from the Buyer Facilities or otherwise originating from, or relating to, any equipment owned or used by Buyer that is located on Seller Real Estate or (D) the transportation, storage, Release, threatened Release or recycling of, or arrangement for such activities with respect to, Hazardous Substances generated in respect of the Auctioned Assets at or to any location, on or after the Closing Date;

                  (iv) any liabilities and obligations relating to the Auctioned
            Assets under the consent orders listed on Schedule 2.03(a)(iv) (the "Seller Consent Orders") and identified thereon as "Assumed Consent Order Obligations" (the "Assumed Consent Order Obligations");

                  (v) except as set forth in Section 2.03(b)(iv), any liabilities and obligations with respect to the Permits to the extent arising or accruing on or after the Closing Date;
                  (vi) (A) all wages, overtime, employment taxes, severance pay, transition payments, workers compensation benefits, occupational safety and health liabilities or other similar liabilities and obligations in respect of Transferring Employees to the extent arising or accruing on or after the Closing Date, and (B) all other liabilities and obligations with respect to the Transferring Employees for which Buyer is responsible pursuant to Article IX;

                  (vii) (A) any  liabilities  and  obligations  (other  than any
            Environmental Liabilities which are Retained Liabilities) in respect of any personal injury or property damage claim relating to, resulting from or arising out of the Generating Plants or Gas Turbines or (B) any liabilities and obligations in respect of any discrimination, wrongful discharge or unfair labor practice claim by any Transferring Employee, in the case of each of the foregoing clauses (A) and (B), to the extent arising or accruing on or after the Closing Date;

                  (viii) any  liabilities and  obligations,  with respect to the periods that include the Closing Date, with respect to real or personal property rent, taxes based on the ownership or use of property, utilities charges and similar charges that primarily relate to the Generating Plants or the Gas Turbines (collectively, the "Prorated Items"), to the extent such Prorated Items relate to the period from and after the Closing Date, including (A) personal property taxes, real estate and occupancy taxes, assessments and other charges (which shall be apportioned or adjusted as provided in the Zoning Lot Development Agreements), (B) rent and all other items payable by Seller under any Contract, (C) any fees with respect to any Transferable Permit and (D) sewer rents and charges for water, telephone, electricity and other utilities, in each case calculated by multiplying the amount of any such Prorated Item by a fraction the numerator of which is the number of days in such period from and after the Closing Date and the denominator of which is the number of days in such period;

                  (ix) any  liabilities  and  obligations  in  respect  of Taxes
            (other than Prorated Items) attributable to the Auctioned Assets arising or accruing during taxable periods (or portions thereof) beginning on or after the Closing Date;

                  (x) any  liabilities  and  obligations in respect of damage to property or personal injury or death relating to, resulting from or arising out of any property, machinery, equipment, facilities or systems from time to time owned by Buyer or its Affiliates subject to the Ancillary Agreements or employed by Buyer in connection with the performance of the Ancillary Agreements ("Buyer Assets"), or any Protective Relaying System owned by Seller as contemplated by the Continuing Site Agreement, regardless of whether the property damage or personal injury is caused by a Seller Indemnitee or a Buyer Indemnitee;

                  (xi) any  liabilities  and  obligations  under  the  Ancillary
            Agreements in respect of the Auctioned Assets to the extent arising on or after the Closing Date; and

                  (xii) any liabilities and obligations relating to the Auctioned Assets under the NYPA Agreements and listed on Schedule 2.03(a)(xii) (the "Assumed Seller Obligations under NYPA
            Agreements"); provided, however, that to the extent required for qualification of Buyer, with respect to the Auctioned Assets, as an exempt wholesale generator under the Energy Policy Act of 1992, Buyer may delegate and/or assign its obligations to provide electricity and/or steam to NYPA to an Affiliate of Buyer; provided further, however, that no such delegation or assignment shall relieve Buyer of such obligations.

                  (b) Retained Liabilities. Buyer shall not assume or be obligated to pay, perform or otherwise discharge the following liabilities or obligations (the "Retained Liabilities"):

                  (i) any liabilities and obligations of Seller primarily relating to any Retained Assets (other than as contemplated by Section 2.03(a)(x));

                  (ii) any payment obligations of Seller, including under Contracts, for goods delivered or services rendered prior to the Closing Date;

                  (iii) (A) any Environmental Liability of Seller arising out of or in connection with the transportation, storage, Release, threatened Release or recycling of, or arrangement for such activities with respect to, Hazardous Substances at or to any Off-Site location, prior to the Closing Date, (B) any Environmental Liability of Seller arising out of or in connection with any Release or threatened Release of any Hazardous Substance on or after the Closing Date from the Seller Facilities or otherwise originating from, or relating to, any equipment owned or used by Seller that is located on Buyer Real Estate and (C) any liabilities and obligations relating to Auctioned Assets under the Seller Consent Orders, except Assumed Consent Order Obligations;

                  (iv) any monetary fines (excluding (A) natural resource damages, (B) cleanup or remediation costs and (C) other costs of a similar nature) imposed by a Governmental Authority to the extent arising out of or relating to acts or omissions of Seller in respect of the Auctioned Assets prior to the Closing Date;

                  (v) (A) all wages, overtime,  employment taxes, severance pay, transition payments, workers compensation benefits, occupational safety and health liabilities or other similar liabilities and obligations in respect of Transferring Employees to the extent arising or accruing prior to the Closing Date and (B) all other liabilities and obligations with respect to the Transferring Employees for which Seller is responsible pursuant to Article IX;

                  (vi) (A) any liabilities and obligations (other than any Environmental Liabilities which are Assumed Obligations) in respect of any personal injury or property damage claim relating to the Generating Plants or Gas Turbines or (B) any liabilities and obligations in respect of any discrimination, wrongful discharge or unfair labor practice claim by any Transferring Employee, in the case of each of the foregoing clauses (A) and (B), to the extent arising out of or relating to acts or omissions of Seller prior to the Closing Date;

                  (vii) any  liabilities  and  obligations,  with respect to the period prior to the Closing Date, for the Prorated Items, calculated as set forth in Section 2.03(a)(viii);

                  (viii) any  liabilities  and  obligations  in respect of Taxes
            (other than Prorated Items) attributable to the Auctioned Assets arising or accruing during taxable periods (or portions thereof) ending before the Closing Date, including Income Taxes attributable to income realized by Seller pursuant to the transactions contemplated by this Agreement;

                  (ix) any liabilities and obligations arising after the date of this  Agreement in respect of which Seller has provided  pursuant to
            Section 7.01(d)(ii) that such liabilities and obligations shall not be assumed or retained by Buyer;

                  (x) any  liabilities  and  obligations in respect of damage to property or personal injury or death relating to, resulting from or arising out of any property, machinery, equipment, facilities or systems from time to time owned by Seller or its Affiliates subject to the Ancillary Agreements or employed by Seller in connection with the performance of the Ancillary Agreements ("Seller Assets"), regardless of whether the property damage or personal injury is caused by a Seller Indemnitee or a Buyer Indemnitee;

                  (xi) any  liabilities  and  obligations  under  the  Ancillary
            Agreements in respect of the Retained Assets; and

                  (xii) any liabilities  and  obligations  relating to Auctioned
            Assets under the NYPA Agreements, except Assumed Seller Obligations under NYPA Agreements.

                  SECTION  2.04.  Third  Party  Consents.   (a)  Notwithstanding
                  Section 2.02(a)(ii), (iii) or (iv), to the extent that Seller's rights under any Contract or warranty may not be assigned without the consent of another person which consent has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its reasonable best efforts to obtain prior to the Closing any such required consents.

                  (b)  Seller  and  Buyer  agree  that  if  any  consent  to  an assignment of any such Contract or warranty shall not be obtained or if any attempted assignment would in Seller's reasonable opinion be ineffective or would impair any material rights and obligations of Buyer under such Contract or warranty, as applicable, so that Buyer would not acquire the benefit of all such rights and obligations, Seller, to the maximum extent permitted by law and such Contract or warranty, as applicable, shall after the Closing appoint Buyer to be Seller's representative and agent with respect to such Contract or warranty, as applicable, and Seller shall, to the maximum extent permitted by law and such Contract or warranty, as applicable, enter into such reasonable arrangements with Buyer as are necessary to provide Buyer with the benefits and obligations of such Contract or warranty, as applicable. Seller and Buyer shall cooperate and shall each use their reasonable best efforts after the Closing to obtain an assignment of each such Contract or warranty, as applicable, to Buyer.

                  SECTION 2.05. Franchise Property. (a) Not withstanding Section 2.02(a)(i), (ii) and (iii), to the extent it would be unlawful for Buyer to operate, use or maintain the machinery, equipment and property listed on Schedule 2.05(a) (collectively, the "Franchise Property") to Buyer without Buyer obtaining from the City of New York a revocable consent, franchise agreement or other arrangement permitting Buyer to hold title to the Franchise Property (the "Revocable Consent"), Seller and Buyer agree that (i) Buyer shall use its reasonable best efforts to cause the Revocable Consent to be entered into prior to Closing, including filing a petition with the City of New York in respect of the Revocable Consent not later than 45 days after the date of this Agreement, and Seller shall cooperate in good faith in connection therewith, (ii) if the Revocable Consent has not been obtained by Buyer prior to Closing (A) title to the Franchise Property shall be deemed not to be transferred at Closing, (B) Seller, to the maximum extent permitted by law, shall after Closing appoint Buyer to be Seller's representative with respect to the Franchise Property, (C) Seller shall operate, use and maintain the Franchise Property at Buyer's expense and Buyer shall pay all real and personal property taxes applicable thereto and (D) Buyer shall use its reasonable best efforts after Closing to cause the Revocable Consent to be entered into, at which time title to the Franchise Property shall be deemed transferred from Seller to Buyer pursuant to this Agreement, and Seller shall cooperate in good faith in connection therewith and
                  (iii) Buyer shall pay all fees, charges and other expenses in connection with the Revocable Consent.

                  (b) Seller and Buyer  further  agree that for the  purposes of
                  (i) the  Ancillary  Agreements  and Sections  2.03,  10.01 and
                  10.02 of this Agreement, the terms "Auctioned Assets", "Buyer Assets" and "Buyer Facilities" shall in any event each be deemed to include the Franchise Property and (ii) the Ancillary Agreements, the Franchise Property shall in any event be deemed to be owned by Buyer.


                                    ARTICLE III

                                   Purchase Price

                  SECTION 3.01. Purchase Price. The purchase price for the Auctioned Assets shall be $550,000,000 (the "Purchase Price").

                  SECTION 3.02. Post-Closing Adjustment. (a) Within 20 Business Days after the Closing, Seller shall prepare and deliver to Buyer a statement (an "Adjustment Statement") which reflects the book cost, as reflected on the books of Seller as of the Closing Date, of all fuel inventory and supplies, materials and spare parts inventory included in the Auctioned Assets (the "Adjustment Amount") and, upon request of Buyer, related accounting material used by Seller to prepare the Adjustment Statement. The Adjustment Amount will be based, in respect of fuel, on the actual fuel inventory on the Closing Date and, in respect of supplies, materials and spare parts, on an inventory survey conducted within ten Business Days prior to the Closing Date, in each case, consistent with the inventory procedures of Seller in effect as of the date of this Agreement (the "Inventory Survey"). Seller will permit an employee, or representative, of Buyer to observe the Inventory Survey. The Adjustment Statement shall be prepared using (i) GAAP and (ii) the same rolling average unit costs that Seller has historically used to calculate the book cost of its fuel and supplies, materials and spare parts inventory. Buyer agrees to cooperate with Seller in connection with the preparation of the Adjustment Statement and related information, and shall provide to Seller such access, books, records and information as may be reasonably requested from time to time.

                  (b) Buyer may dispute the quantity delivered or quality of any inventory item shown on the Adjustment Statement, or the mathematical calculations reflected therein, by notifying Seller in writing of the disputed amount, and the basis of such dispute, within 20 Business Days of Buyer's receipt of the Adjustment Statement; provided, however, that in respect of the quality of any inventory item, Buyer may not dispute Seller's normal and customary methods for accounting for excess inventory. Buyer shall have no right to dispute any other matter in respect of the Adjustment Statement, including historical rolling average unit costs used to calculate the book cost of the inventory or the appropriateness, under GAAP or otherwise, of using such historical rolling average unit cost to determine the book cost of any particular item of inventory. In the event of a dispute with respect to the quantity or quality of any inventory item shown on the Adjustment Statement, or the mathematical calculations reflected therein, Buyer and Seller shall attempt to reconcile their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the Parties. If Buyer and Seller are unable to reach a resolution of such differences within 20 Business Days of receipt of Buyer's written notice of dispute to Seller, Buyer and Seller shall submit the amounts remaining in dispute for determination and resolution to PricewaterhouseCoopers LLP or any other accounting firm of recognized national standing reasonably acceptable to Seller and Buyer (the "Accountants"), which shall be instructed to determine and report to the Parties, within 20 Business Days after such submission, upon such remaining disputed amounts, and such report shall be final, binding and conclusive on the Parties with respect to the amounts disputed. Buyer and Seller shall each pay one-half of the fees and disbursements of the Accountants in connection with the resolution of such disputed amounts.

                  (c) If the Adjustment Amount is greater or less than the Estimated Adjustment Amount, then on the Adjustment Date (as defined below), (i) to the extent that the Adjustment Amount exceeds the Estimated Adjustment Amount, Buyer shall pay to Seller the amount of such excess and (ii) to the extent that the Adjustment Amount is less than the Estimated Adjustment Amount, Seller shall pay to Buyer the amount of such deficiency. "Adjustment Date" means (1) if Buyer does not disagree in any respect with the Adjustment Statement, the twenty-third Business Day following Buyer's receipt of the Adjustment Statement or (2) if Buyer shall disagree in any respect with the Adjustment Statement, the third Business Day following either the resolution of such disagreement by the Parties or a final determination by the Accountants in accordance with Section 3.02(b). Any amount paid under this
                  Section 3.02(c) shall be paid with interest for the period commencing on the Closing Date through the date of payment, calculated at the prime rate of the Chase Manhattan Bank in effect on the Closing Date, and in cash by wire transfer of immediately available funds.

                  SECTION  3.03.  Allocation  of  Purchase  Price.  Buyer  shall deliver to Seller at Closing a preliminary allocation among the Auctioned Assets of the Purchase Price and among such other consideration paid to Seller pursuant to this Agreement that is properly includible in Buyer's tax basis for the Auctioned Assets for Federal income tax purposes, and, as soon as practicable following the Closing (but in any event within 10 Business Days following the final determination of the Adjustment Amount), Buyer shall prepare and deliver to Seller a final allocation of the Purchase Price and additional consideration described in the preceding clause, and the post-closing adjustment pursuant to Section 3.02, among the Auctioned Assets (the "Allocation"). The Allocation shall be consistent with Section 1060 of the Code and the Treasury Regulations thereunder. Seller hereby agrees to accept Buyer's Allocation unless Seller determines that such Allocation was not prepared in accordance with Section 1060 of the Code and the regulations thereunder ("Applicable Law"). If Seller so determines, Seller shall within 20 Business Days thereafter propose any changes necessary to cause the Allocation to be prepared in accordance with Applicable Law. Within 10 Business Days following delivery of such proposed changes, Buyer shall provide Seller with a statement of any objections to such proposed changes, together with a reasonably detailed explanation of the reasons therefor. If Buyer and Seller are unable to resolve any disputed objections within 10 Business Days thereafter, such objections shall be referred to the Accountants, whose review will be limited to whether Buyer's Allocation of such disputed items regarding the Allocation was prepared in accordance with Applicable Law. The Accountants shall be instructed to deliver to Seller and Buyer a written determination of the proper allocation of such disputed items within 20 Business Days. Such determination shall be conclusive and binding upon the parties hereto for all purposes, and the Allocation shall be so adjusted (the Allocation, including the adjustment, if any, to be referred to as the "Final Allocation"). The fees and disbursements of the Accountants attributable to the Allocation shall be shared equally by Buyer and Seller. Each of Buyer and Seller agrees to timely file Internal Revenue Service Form 8594, and all Federal, state, local and foreign Tax Returns, in accordance with such Final Allocation and to report the transactions contemplated by this Agreement for Federal Income Tax and all other tax purposes in a manner consistent with the Final Allocation. Each of Buyer and Seller agrees to promptly provide the other party with any additional information and reasonable assistance required to complete Form 8594, or compute Taxes arising in connection with (or otherwise affected by) the transactions contemplated hereunder. Each of Buyer and Seller shall timely notify the other Party and each shall timely provide the other Party with reasonable assistance in the event of an examination, audit or other proceeding regarding the Final Allocation.


                                     ARTICLE IV

                                    The Closing

                  SECTION 4.01. Time and Place of Closing. Upon the terms and subject to the satisfaction of the conditions contained in
                  Article VIII, the closing of the sale of the Auctioned Assets contemplated by this Agreement (the "Closing") will take place on such date as the Parties may agree, which date shall be as soon as practicable, but no later than ten Business Days, following the date on which all of the conditions set forth in
                  Article VIII have been satisfied or waived, at the offices of Cravath, Swaine & Moore in New York City or at such other place or time as the Parties may agree. The date and time at which the Closing actually occurs is hereinafter referred to as the "Closing Date".

                  SECTION 4.02. Payment of Purchase Price and Estimated Adjustment Amount. At the Closing, Buyer will pay or cause to be paid to Seller by wire transfer of immediately available funds to an account previously designated in writing by Seller an amount in United States dollars equal to (a) the Purchase Price plus (b) Seller's good faith estimate of the Adjustment Amount (the "Estimated Adjustment Amount"), which estimate shall be provided to Buyer no later than five Business Days prior to the Closing.


                                     ARTICLE V

                      Representations and Warranties of Seller

                  Seller represents and warrants to Buyer as follows:

                  SECTION 5.01. Organization; Qualification. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York and has all requisite corporate power and authority to own, lease and operate the Auctioned Assets and to carry on the business of the Auctioned Assets as currently conducted.

                  SECTION 5.02. Authority Relative to This Agreement. Seller has all necessary corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and the Ancillary Agreements and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Trustees of Seller or by a committee thereof to whom such authority has been delegated and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby. This Agreement and the Ancillary Agreements have been duly and validly executed and delivered by Seller and, assuming that this Agreement and the Ancillary Agreements constitute valid and binding agreements of Buyer and each other party thereto, subject to the receipt of the Seller Required Regulatory Approvals and the Buyer Required Regulatory Approvals, constitute valid and binding agreements of Seller, enforceable against Seller in accordance with their respective terms.

                  SECTION 5.03. Consents and Approvals; No Violation. (a) Subject to obtaining the Seller Required Regulatory Approvals and the Buyer Required Regulatory Approvals, neither the execution and delivery of this Agreement or the Ancillary Agreements by Seller nor the sale by Seller of the Auctioned Assets pursuant to this Agreement will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-laws of Seller, (ii) except as set forth on Schedule 5.03(a), result in a default (or give rise to any right of termination, cancelation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which Seller is a party or by which Seller, or any of the Auctioned Assets, may be bound, except for such defaults (or rights of termination, cancelation or acceleration) as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, create a Material Adverse Effect or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller, or the Auctioned Assets, except for such violations which would not, individually or in the aggregate, create a Material Adverse Effect.

                  (b) Except for (i) application by Seller to, and the approval of, the PSC, pursuant to ss. 70 of the Public Service Law of the State of New York, of the transfer to Buyer of the Auctioned Assets, (ii) the filings by Seller and Buyer required by the HSR Act and the expiration or earlier termination of all waiting periods under the HSR Act, (iii) application by Seller to, and the approval of, FERC under (A)
                  Section 203 of the Federal Power Act of 1935 (the "Federal Power Act") with respect to the transfer of Auctioned Assets constituting jurisdictional assets under the Federal Power Act and (B) Section 205 of the Federal Power Act with respect to each Continuing Site Agreement and any wholesale power sales agreement to be entered into by Seller and Buyer, including the Transition Capacity Agreement, (iv) the issuance of approval by the New York City Department of Buildings and, to the extent required, the New York City Department of Business Services of the tax lot subdivision contemplated by this Agreement in a form suitable for submission to the New York City Department of Finance for the issuance of tax lot numbers and (v) declarations, filings or registrations with, or notices to, or authorizations, consents or approvals of, any Governmental Authority which become applicable to Seller or the transactions contemplated hereby or by the Ancillary
                  Agreements as a result of the specific regulatory status or jurisdiction of incorporation or organization of Buyer (or any of its Affiliates) or as a result of any other facts that specifically relate to the business or activities in which Buyer (or any of its Affiliates) is or proposes to be engaged (collectively, the "Seller Required Regulatory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of any Governmental Authority is necessary for the consummation by Seller of the transactions contemplated hereby or by the Ancillary
                  Agreements, other than such declarations, filings, registrations, notices, authorizations, consents or approvals
                  (A) which, if not obtained or made, would not, individually or in the aggregate, create a Material Adverse Effect or (B) which relate to the Transferable Permits.

                  (c) To the  knowledge  of Seller,  there is no reason  that it
                  should   fail  to  obtain  the  Seller   Required   Regulatory
                  Approvals.

                  SECTION 5.04. Year 2000. Seller has informed Buyer of the status, as of the date of this Agreement, of measures to prevent computer software, hardware and embedded systems used in connection with the Auctioned Assets from experiencing malfunctions or other usage problems in connection with years beginning with "20", except for such malfunctions or other usage problems which would not, individually or in the aggregate, create a Material Adverse Effect.

                  SECTION 5.05. Personal Property. Except for Permitted Exceptions, Seller has good and marketable title, free and clear of all Encumbrances, to all personal property included in the Auctioned Assets.

                  SECTION 5.06. Real Estate. The Conveyance Plans contain descriptions of the Buyer Real Estate. Copies of the most recent real property surveys and title insurance information in the possession of Seller with respect to the Buyer Real Estate or any portion thereof have heretofore been delivered by Seller to Buyer or made available for inspection by Buyer, receipt of which is hereby acknowledged by Buyer.

                  SECTION 5.07. Leases. As of the date of this Agreement, Seller is neither a tenant nor a licensee under any real property leases or licenses which (a) are to be transferred and assigned to Buyer on the Closing Date and (b) (i) provide for annual payments of more than $100,000 or (ii) are material to the Auctioned Assets.

                  SECTION 5.08. Certain Contracts and Arrangements. (a) Except for (i) any contract or agreement listed on Schedule 2.02(a)(iv) or Schedule 5.08(a) and (ii) Contracts which will expire prior to the Closing Date or that are permitted to be entered into under this Agreement, Seller is not a party to any contract which is material to the business or operations of the Auctioned Assets. Seller has made available to Buyer for inspection true and complete copies of all contracts listed on Schedule 2.02(a)(iv) or Schedule 5.08(a) and each of the NYPA Agreements.

                  (b)  Each  Contract  (i)   constitutes  a  valid  and  binding
                  obligation of Seller, and, to the knowledge of Seller, constitutes a valid and binding obligation of the other parties thereto, (ii) to the knowledge of Seller, is in full force and effect and (iii) other than Contracts covered by
                  Section 2.04, to the knowledge of Seller, may be transferred to Buyer pursuant to this Agreement and will continue in full force and effect thereafter, in each case, without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder, except for such breaches, forfeitures or impairments which would not, individually or in the aggregate, create a Material Adverse Effect.

                  (c) There is not, under any of the Contracts or any of the NYPA Agreements, any default or event which, with notice or lapse of time or both, would constitute a default by Seller, except for such events of default and other events as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, create a Material Adverse Effect.

                  SECTION  5.09.  Legal  Proceedings.  Except  as set  forth  on
                  Schedule 5.09 or in the Filed Seller SEC Documents, as of the date of this Agreement, there are no claims, actions, proceedings or investigations pending or, to the knowledge of Seller, threatened against or relating to Seller which would, individually or in the aggregate, be reasonably expected to create a Material Adverse Effect. With respect to the business or operations of the Auctioned Assets, Seller is not, as of the date of this Agreement, subject to any outstanding judgment, rule, order, writ, injunction or decree of any court, governmental or regulatory authority which would create a Material Adverse Effect. The representations and warranties of Seller set forth in this Section 5.09 shall not apply to, and do not cover, any environmental matters which, with respect to any representations and warranties of Seller, are exclusively governed by Section 5.11.

                  SECTION 5.10. Permits; Compliance with Law. (a) Except as set forth on Schedule 5.10(a)(i), Seller holds, and is in compliance with, all Permits necessary to conduct the business and operations of the Auctioned Assets as currently conducted, and, to the knowledge of Seller, Seller is otherwise in compliance with all laws, statutes, orders, rules, regulations, ordinances or judgments of any Governmental Authority applicable to the business and operations of the Auctioned Assets, except for such failures to hold or comply with such Permits, or such failures to be in compliance with such laws, statutes, orders, rules, regulations, ordinances or judgments, which would not, individually or in the aggregate, create a Material Adverse Effect. Except as set forth on
                  Schedule 5.10(a)(ii), Seller has not received any written notification that it is in violation of any of such Permits or laws, statutes, orders, rules, regulations, ordinances or judgments, except for notifications of violations which would not, individually or in the aggregate, create a Material Adverse Effect. The representations and warranties of Seller set forth in this Section 5.10 shall not apply to, and do not cover, any environmental matters which, with respect to any representations and warranties of Seller, are exclusively governed by Section 5.11.

                  (b) Notwithstanding the last sentence of Section 5.10(a), except as set forth on Schedule 5.10(b), there are no material Permits or material Environmental Permits that, in each case, are not Transferable Permits and are required for Buyer to conduct the business and operations of the Auctioned Assets as currently conducted.

                  SECTION 5.11. Environmental Matters. (a) Except as set forth in Schedule 5.11 or disclosed in the Filed Seller SEC
                  Documents, Seller holds, and is in compliance with, the Environmental Permits required for Seller to conduct the business and operations of the Auctioned Assets as currently conducted under applicable Environmental Laws, and, to the knowledge of Seller, Seller is otherwise in compliance with applicable Environmental Laws with respect to the business and operations of the Auctioned Assets, except for such failures to hold or comply with such Environmental Permits, or such failures to be in compliance with such Environmental Laws, which would not, individually or in the aggregate, create a Material Adverse Effect.

                  (b) Except as set forth in Schedule 5.11 or disclosed in the Filed Seller SEC Documents, Seller has not received any written notice of violation of any Environmental Law or any written request for information with respect thereto, or been notified that it is a potentially responsible party under the Federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar state law with respect to any real property included in the Buyer Real Estate or in any lease forming part of the Auctioned Assets, except for such matters under such laws as would not, individually or in the aggregate, create a Material Adverse Effect.

                  (c) Except as set forth in Schedule 5.11 or disclosed in the Filed Seller SEC Documents, with respect to the business and operations of the Auctioned Assets, Seller is not subject to any outstanding judgment, decree or judicial order relating to compliance with any Environmental Law or to investigation or cleanup of Hazardous Substances under any applicable Environmental Law, except for (i) the Seller Consent Orders and (ii) such judgments, decrees or judicial orders that would not, individually or in the aggregate, create a Material Adverse Effect.

                  (d) Except as set forth in Schedule 5.11 or disclosed in the Filed Seller SEC Documents, as of the date of this Agreement, there are no claims, actions, proceedings or investigations pending, or to the knowledge of Seller, threatened against or relating to Seller, with respect to the exposure at the Auctioned Assets of any person to Hazardous Substances, which, if adversely determined, would, individually or in the aggregate, create a Material Adverse Effect.

                  SECTION 5.12. Labor Matters. Seller has previously made available to Buyer copies of all collective bargaining agreements to which Seller is a party or is subject and which relate to the business or operations of the Auctioned Assets. With respect to the business and operations of the Auctioned Assets, as of the date of this Agreement, (a) Seller is in compliance with all applicable laws regarding employment and employment practices, terms and conditions of employment and wages and hours, (b) Seller has not received written notice of any unfair labor practice complaint against Seller pending before the National Labor Relations Board, (c) there is no labor strike, slowdown or stoppage actually pending or, to the knowledge of Seller, threatened against or affecting Seller,
                  (d) Seller has not received notice that any representation petition respecting the employees of Seller has been filed with the National Labor Relations Board, (e) no arbitration proceeding arising out of or under collective bargaining agreements is pending against Seller and (f) Seller has not experienced any primary work stoppage since at least December 31, 1996, except, in the case of each of the foregoing clauses
                  (a) through (f), for such matters as would not, individually or in the aggregate, create a Material Adverse Effect.

                  SECTION 5.13. ERISA; Benefit Plans. Schedule 5.13 sets forth a list of all material deferred compensation, profit-sharing, retirement and pension plans and all material bonus and other material employee benefit or fringe benefit plans maintained, or with respect to which contributions have been made, by Seller with respect to current or former employees employed in connection with the power generation operations of the Generating Plants and the Gas Turbines (collectively, "Benefit Plans"). Seller and each trade or business (whether or not incorporated) which are or have ever been under common control, or which are or have ever been treated as a single employer, with Seller under Section 414(b), (c), (m) or (o) of the Code (an "ERISA Affiliate") have fulfilled their respective obligations under the minimum funding requirements of Section 302 of ERISA, and Section 412 of the Code, with respect to each Benefit Plan which is an "employee pension benefit plan" as defined in Section 3(2) of ERISA and each such plan is in compliance in all material respects with the presently applicable provisions of ERISA and the Code, except for such failures to fulfill such obligations or comply with such provisions which would not, individually or in the aggregate, create a Material Adverse Effect. Neither Seller nor any ERISA Affiliate has incurred any liability under
                  Section  4062(b) of ERISA,  or any withdrawal  liability under
                  Section 4201 of ERISA, to the Pension Benefit Guaranty Corporation in connection with any Benefit Plan which is subject to Title IV of ERISA which liability remains outstanding, and there has not been any reportable event (as defined in Section 4043 of ERISA) with respect to any such Benefit Plan (other than a reportable event with respect to which the 30-day notice requirement has been waived by the
                  PBGC). Neither Seller nor any ERISA Affiliate or parent corporation, within the meaning of Section 4069(b) or Section 4212(c) of ERISA, has engaged in any transaction, within the meaning of Section 4069(b) or Section 4212(c) of ERISA. No Benefit Plan and no "employee pension benefit plan" (as defined in Section 3(2) of ERISA) maintained by Seller or any ERISA Affiliate or to which Seller or any ERISA Affiliate has contributed is a multiemployer plan.

                  SECTION 5.14. Taxes. With respect to the Auctioned Assets and trades or businesses associated with the Auctioned Assets, (a) all Tax Returns required to be filed have been filed and (b) all Taxes shown to be due on such Tax Returns, and all Taxes otherwise owed, have been paid in full, except to the extent that any failure to file or any failure to pay any Taxes would not, individually or in the aggregate, create a Material Adverse Effect. No written notice of deficiency or assessment has been received from any taxing authority with respect to liabilities for Taxes of Seller in respect of the Auctioned Assets which has not been fully paid or finally settled or which is not being contested in good faith through appropriate proceedings, except for any such notices regarding Taxes which would not, individually or in the aggregate, create a Material Adverse Effect. There are no outstanding agreements or waivers extending the applicable statutory periods of limitation for Taxes associated with the Auctioned Assets for any period, except for any such agreements or waivers which would not, individually or in the aggregate, create a Material Adverse Effect.

                  SECTION 5.15. Independent Engineering Assessments. (a) Seller has reviewed the 1998 assessments prepared by Stone & Webster with respect to the Generating Plants and the Gas Turbines (the "Independent Engineering Assessments"), and, except as set forth on Schedule 5.15(a), to the knowledge of Seller, as of the date of the Independent Engineering Assessments, there was no untrue statement of a material fact or omission of any material fact therein that would reasonably suggest that the condition of the Generating Plants and the Gas Turbines, taken as a whole, as of such date was materially and adversely different from that described in such Independent Engineering Assessments.

                  (b) Except as set forth on Schedule 5.15(b), since the date of the Independent Engineering Assessments, there has not been, subject to ordinary wear and tear and to routine maintenance, any casualty, physical damage, destruction or physical loss with respect to, or, to the knowledge of Seller, any adverse change in the physical condition of, any Generating Plant or Gas Turbine, except for such casualty, physical damage, destruction, physical loss or adverse change which would not, individually or in the aggregate, create a Material Adverse Effect.

                  SECTION 5.16. Undisclosed Liabilities. With respect to the Auctioned Assets, there are no liabilities or obligations of any nature or kind (absolute, accrued, contingent or otherwise) that would have been required to be set forth on a balance sheet in respect of the Auctioned Assets or in the notes thereto prepared in accordance with GAAP, as applied by Seller in connection with its December 31, 1997 balance sheet, except for any such liabilities or obligations which (a) are disclosed in or contemplated or permitted by this Agreement or the Ancillary Agreements (including the Assumed Obligations),
                  (b) are disclosed in the Offering Memorandum, (c) are disclosed in the Filed Seller SEC Documents, (d) have been incurred in the ordinary course of business, (e) are disclosed on Schedule 5.16 or (f) which would not, individually or in the aggregate, create a Material Adverse Effect.

                  SECTION 5.17. Brokers. No broker, finder or other person is entitled to any brokerage fees, commissions or finder's fees in connection with the transaction contemplated hereby by reason of any action taken by Seller, except Morgan Stanley & Co. Incorporated, which is acting for and at the expense of Seller.

                  SECTION 5.18. Insurance. Seller carries policies of insurance covering fire, workers' compensation, property all-risk, comprehensive bodily injury, property damage liability, automobile liability, product liability, completed operations, explosion, collapse, contractual liability, personal injury liability and other forms of insurance relating to the Auctioned Assets, or otherwise self-insures in accordance with all statutory and regulatory criteria against any such liabilities,  which  insurance  is in such  amounts,  has such
                  deductibles   and  retentions  and  is  underwritten  by  such
                  companies as would be obtained by a reasonably prudent electric power business.

                  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE V, THE AUCTIONED ASSETS ARE BEING SOLD AND TRANSFERRED "AS IS, WHERE IS", AND SELLER IS NOT MAKING ANY OTHER REPRESENTATIONS OR WARRANTIES WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, CONCERNING SUCH AUCTIONED
                  ASSETS OR WITH RESPECT TO THIS AGREEMENT OR THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING, IN PARTICULAR WITH RESPECT TO THE AUCTIONED ASSETS, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY EXPRESSLY EXCLUDED AND DISCLAIMED BY SELLER AND WAIVED BY BUYER. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE INFORMATION SET FORTH IN, OR CONTEMPLATED BY, THE OFFERING MEMORANDUM (EXCEPT TO THE EXTENT EXPRESSLY INCORPORATED BY REFERENCE INTO THIS AGREEMENT).


                                     ARTICLE VI

                      Representations and Warranties of Buyer

                  Buyer represents and warrants to Seller as follows:

                  SECTION 6.01. Organization. Buyer is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as is now being conducted. Buyer shall be duly qualified and licensed to do business as a foreign corporation and is in good standing in the State of New York on or prior to the Closing Date.

                  SECTION 6.02. Authority Relative to This Agreement. Buyer has all necessary power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and such Ancillary Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of the general partner of Buyer and no other proceedings on the part of Buyer are necessary to authorize this Agreement or such Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby. This Agreement and such Ancillary Agreements have been duly and validly executed and delivered by Buyer and, assuming that this Agreement and the Ancillary Agreements constitute valid and binding agreements of Seller and each other party thereto, subject to the receipt of the Buyer Required Regulatory Approvals and the Seller Required Regulatory Approvals, this Agreement and the Ancillary Agreements constitute valid and binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms.

                  SECTION 6.03. Consents and Approvals; No Violation. (a) Subject to obtaining the Buyer Required Regulatory Approvals and the Seller Required Regulatory Approvals, neither the execution and delivery of this Agreement or the Ancillary Agreements to which it is party by Buyer nor the purchase by Buyer of the Auctioned Assets pursuant to this Agreement will
                  (i) conflict with or result in any breach of any provision of the limited partnership agreement (or other similar governing documents) of Buyer, (ii) result in a default (or give rise to any right of termination, cancelation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which Buyer or any of its subsidiaries is a party or by which any of their respective assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer, or any of its assets, except in the case of clauses
                  (ii) and (iii) for such failures to obtain a necessary consent, defaults and violations which would not, individually or in the aggregate, have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by, and discharge its obligations under, this Agreement and the Ancillary Agreements (a "Buyer Material Adverse Effect").

                  (b) Except for (i) approval of the PSC pursuant to ss. 70 of the Public Service Law of the State of New York, of the transfer to Buyer of the Auctioned Assets, (ii) the filings by Buyer and Seller required by the HSR Act and the expiration or earlier termination of all waiting periods under the HSR Act,
                  (iii) application by Buyer to, and the approval of, FERC under
                  (A) Section 203 of the Federal Power Act with respect to the transfer of Auctioned Assets constituting jurisdictional assets under the Federal Power Act and (B) Section 205 of the Federal Power Act with respect to (1) each Continuing Site Agreement and any wholesale power sales agreement to be entered into by Seller and Buyer, including the Transition Capacity Agreement, and (2) authorization to sell capacity and energy from Generating Plants and Gas Turbines at market-based rates (provided, however, that Buyer acknowledges that "market- based rates" for the purpose of this Agreement means rates that are subject to any bid cap, price limitation or other market power mitigation measure imposed by FERC or PSC in respect of the New York State or New York City wholesale and retail energy and capacity electric power markets or any other restriction imposed by FERC or PSC with respect to the power generation operations and assets of Buyer, including the FERC Order Accepting Market Power Mitigation Measures dated
                  September 22, 1998, as modified (Docket No. ER98-3169-000) (the "Mitigation Measures")), (iv) qualification of Buyer, with respect to the Auctioned Assets, as an exempt wholesale generator under the Energy Policy Act of 1992, (v) the issuance of approval by the New York City Department of Buildings and, to the extent required, the New York City Department of Business Services of the tax lot subdivision contemplated by this Agreement in a form suitable for submission to the New York City Department of Finance for the issuance of tax lot numbers and (vi) obtaining the Revocable Consent from the City of New York (collectively, the "Buyer Required Regulatory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of any Governmental Authority is necessary for the consummation by Buyer of the transactions contemplated hereby or by the Ancillary Agreements, other than such declarations, filings, registrations, notices, authorizations, consents or approvals (A) which, if not obtained or made would not, individually or in the aggregate, have a Buyer Material
                  Adverse  Effect  or  (B)  which  relate  to  the  Transferable
                  Permits.

                  (c) To the knowledge of Buyer, there is no reason that it should fail to obtain the Buyer Required Regulatory Approvals.

                  SECTION 6.04. Availability of Funds. Buyer will have sufficient funds available to it or will have received binding written commitments (copies of which will be delivered to Seller when available) from one or more nationally recognized financial institutions to provide sufficient funds on the Closing Date to pay the Purchase Price and Estimated Adjustment Amount.

                  SECTION 6.05. Brokers. No broker, finder or other person is entitled to any brokerage fees, commissions or finder's fees in connection with the transaction contemplated hereby by reason of any action taken by Buyer.


                                    ARTICLE VII

                              Covenants of the Parties

                  SECTION  7.01.  Conduct of Business  Relating to the Auctioned
                  Assets. (a) Except with the prior written consent of Buyer (such consent not to be unreasonably withheld) or as required to effect the purchase and sale of the Auctioned Assets and related transactions contemplated by this Agreement, during the period from the date of this Agreement to the Closing Date, Seller will operate the Auctioned Assets in the usual, regular and ordinary course and in accordance with good industry practice and applicable legal requirements, and continue to pay accounts payable which relate to the Auctioned Assets in a timely manner, consistent with past practice.

                  (b) Notwithstanding the foregoing, except as contemplated in this Agreement or the Ancillary Agreements, prior to the Closing Date, without the prior written consent of Buyer (such consent not to be unreasonably withheld), Seller will not:

                  (i) except for Permitted Exceptions,  grant any Encumbrance on the Auctioned Assets securing any indebtedness for borrowed money or guarantee or other liability for the obligations of any person;

                  (ii) make any material  change in the levels of fuel inventory and supplies, materials and spare parts inventory customarily maintained by Seller with respect to the Auctioned Assets, other than consistent with past practice (including the use of spare parts in connection with certain power generation assets of Seller described in the Offering Memorandum other than the Generating Plants or Gas Turbines);

                  (iii) sell, lease (as lessor),  transfer or otherwise  dispose of, any of the Auctioned Assets, other than assets that become obsolete or assets used, consumed or replaced in the ordinary course of business consistent with past practice (including the use of spare parts in connection with certain power generation assets of Seller described in the Offering Memorandum other than the Generating Plants or Gas Turbines);

                  (iv) terminate, materially extend or otherwise materially amend any of the Contracts (other than in accordance with their respective terms) or waive any default by, or release, settle or compromise any material claim against, any other party thereto;

                  (v) amend any of the Transferable Permits, other than (A) Transferable Permits not material to the operations of the Auctioned Assets as currently conducted, (B) as reasonably necessary to complete the transfer of Permits as contemplated hereby, (C) routine renewals or non-material modifications or amendments and (D) modifications, alterations and amendments contemplated by Section 7.03(b);

                  (vi) enter into any Contract for the purchase, sale or storage of fuel with respect to the Auctioned Assets (whether commodity or transportation) with a term in excess of 12 months, if the aggregate future liability or receivable outstanding on the date for measurement for the purpose of this covenant for all such Contracts would be in excess of $2 million, not including any such Contract terminable by notice of not more than 30 days without penalty or cost (other than de minimis administrative costs); provided, however, that Seller may enter into Contracts for the storage of fuel with respect to the Auctioned Assets with a term ending not later than December 31, 2000 and otherwise on terms consistent with Seller's past practice;

                  (vii) (A) establish, adopt, enter into or amend any Collective
            Bargaining Agreement or Benefits Plans, except (1) if such action would not create a Material Adverse Effect or (2) as required under applicable law or under the terms of any Collective Bargaining Agreement or (B) grant to any Affected Employee any increase in compensation, except (1) in the ordinary course of business consistent with past practice or (2) to the extent required by the terms of any Collective Bargaining Agreement, employment agreement in effect as of the date of this Agreement or applicable law;

                  (viii) enter into any Contract  with respect to the  Auctioned
            Assets for goods or services  not  addressed  in clauses (i) through
            (vii) with a term in excess of 12 months, if the aggregate future liability or receivable outstanding on the date for measurement for the purpose of this covenant for all such Contracts would be in excess of $2 million, not including any such Contract terminable by notice of not more than 30 days without penalty or cost (other than de minimis administrative costs); provided, however, that notwithstanding any other provision of this Agreement to the contrary, Seller may (A) enter into any Contract reasonably necessary to effect the physical, legal or operational separation of the sites on which the Auctioned Assets are located or to otherwise implement the change of ownership contemplated hereby, or subdivision, of such sites or implement the provisions of the Ancillary Agreements and (B) enter into and record the Declarations of Subdivision Easements; or

                  (ix) enter into any  Contract  with  respect to the  Auctioned
            Assets relating to any of the transactions set forth in the foregoing clauses (i) through (viii).

                  (c) Without  limiting the  generality of Sections  7.01(a) and
                  (b), to the extent Section 7.01(a) or (b) prohibits Seller from entering into any Contract for goods and services in connection with maintenance or capital expenditures, Buyer agrees that Seller may request Buyer's consent to enter into such Contract, such consent not to be unreasonably withheld, and to the extent Buyer so consents, all liabilities and obligations under such Contract shall constitute Assumed Obligations and Buyer shall otherwise reimburse Seller for all its expenditures thereunder.

                  (d) Notwithstanding anything in this Section 7.01 to the contrary, Seller may take any action, incur any expense or enter into any obligation with respect to the Auctioned Assets to the extent that (i) all obligations and liabilities arising with respect thereto do not constitute Assumed Obligations or
                  (ii) Seller otherwise provides that such obligations and liabilities shall not be assumed or retained by Buyer.

                  (e) Notwithstanding anything in this Section 7.01 to the contrary, Seller may (i) amend the NYPA Operating Agreement in order to (A) provide NYPA with the use of the fuel handling facilities related to the A-10 dock at Astoria for fuel oil deliveries in accordance with historic fuel deliveries to NYPA at such dock, (B) establish procedures for scheduling such fuel oil deliveries to provide a fair allocation of the right to use such fuel handling facilities, (C) provide for reimbursement of NYPA for incremental, reasonable fuel costs incurred by NYPA to obtain replacement fuel when Buyer fails to satisfy its obligations under the NYPA Agreements assumed pursuant to Section 2.03(a)(xii) and relating to the obligations described in clause (A) or clause (B) above and
                  (D) provide for the installation by NYPA of water meters and the allocation of charges for water as between NYPA and Buyer based on readings therefrom and (ii) obtain title to the machinery, equipment, facilities, furniture and other personal property listed on Schedule 2.02(a)(iii)(D), and Buyer agrees that the Assumed Seller Obligations under NYPA Agreements shall be deemed amended accordingly.

                  SECTION 7.02. Access to Information. (a) Between the date of this Agreement and the Closing Date, Seller will, subject to the Confidentiality Agreement, during ordinary business hours and upon reasonable notice (i) give Buyer and its representatives reasonable access (A) to all books, records, plants, offices and other facilities and properties constituting the Auctioned Assets, including for the purpose of observing the operation by Seller of the Auctioned Assets and (B) to the Auctioned Assets that are not located at the Generating Plants or Gas Turbines for the purpose of preparing to store spare parts after the Closing, (ii) permit Buyer to make such reasonable inspections thereof as Buyer may reasonably request, (iii) furnish Buyer with such financial and operating data and other information with respect to the Auctioned Assets as Buyer may from time to time reasonably request, (iv) furnish Buyer upon request a copy of each material report, schedule or other document with respect to the Auctioned Assets filed by Seller with, or received by Seller from, the PSC or FERC; provided, however, that (A) any such activities shall be conducted in such a manner as not to interfere unreasonably with the operation of the Auctioned Assets, (B) Seller shall not be required to take any action which would constitute a waiver of the attorney-client privilege and (C) Seller need not supply Buyer with (1) any information or access which Seller is under a legal obligation not to supply or (2) any information which Seller has previously supplied to Buyer. Notwithstanding anything in this
                  Section 7.02 to the contrary, (I) Seller will not be required to provide such information or access to any employee records other than Transferring Employee Records, (II) Buyer shall not have the right to perform or conduct any environmental sampling or testing at, in, on, around or underneath the Auctioned Assets and (III) Seller shall not be required to provide such access or information with respect to any Retained Asset or Retained Liabilities.

                  (b) Unless otherwise agreed to in writing by Buyer, Seller shall, for a period commencing on the Closing Date and terminating three years after the Closing Date, keep confidential and shall cause its representatives to keep confidential all Confidential Information (as defined in the Confidentiality Agreement) on the terms set forth in the
                  Confidentiality Agreement. Except as contemplated by the following sentence, Seller shall not release any person from any confidentiality agreement now existing with respect solely to the Auctioned Assets or waive or amend any provision thereof. After the Closing Date, upon reasonable request of Buyer, Seller shall, to the maximum extent permitted by law and the applicable Bidder Confidentiality Agreement (as defined below), appoint Buyer to be Seller's representative and agent in respect of confidential information relating to the Auctioned Assets under the confidentiality agreements ("Bidder Confidentiality Agreements") between Seller and prospective purchasers of certain generation assets of Seller of which the Auctioned Assets form part.

                  (c) From and after the Closing Date, Buyer shall retain all Operating Records (whether in electronic form or otherwise) relating to the Auctioned Assets on or prior to the Closing Date. Buyer also agrees that, from and after the Closing Date, Seller shall have the right, upon reasonable request to Buyer, to receive from Buyer copies of any Operating Records or other information in Buyer's possession relating to the Auctioned Assets on or prior to the Closing Date and required by Seller in order to comply with applicable law. Seller shall reimburse Buyer for its reasonable costs and expenses incurred in connection with the foregoing sentence.

                  SECTION 7.03.  Consents and Approvals;  Transferable  Permits.
                  (a) Seller and Buyer shall cooperate with each other and (i) prepare and file (or otherwise effect) as soon as practicable all applications, notices, petitions and filings with respect to and (ii) use their reasonable best efforts (including negotiating in good faith modifications and amendments to this Agreement and the Ancillary Agreements) to obtain (A) the Seller Required Regulatory Approvals and the Buyer Required Regulatory Approvals and (B) any other consents, approvals or authorizations of any other Governmental Authorities or third parties that are necessary to consummate the transactions contemplated by this Agreement or the Ancillary Agreements. Without limiting the generality of the foregoing, (1) each Party agrees to, upon the other Party's request, support such other Party's applications for regulatory approvals of the purchase and sale of the Auctioned Assets contemplated by this Agreement, (2) Buyer agrees not to seek any relief from, or modifications or amendments in respect of, any bid cap, price limitation or other market power mitigation measure or other restriction with respect to any power generation operations and assets described in or contemplated by Section 6.03(b)(iii)(B)(2) until after the Closing Date and (3) Buyer and Seller agree to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the Ancillary Agreements, or the consummation of the transactions contemplated hereby or thereby, including seeking to have any stay or temporary restraining order entered by any Governmental Authority vacated or reversed.

                  (b) Upon execution of this Agreement, Seller shall commence the process of transferring to Buyer the Transferable Permits, including completing and filing applications and related documents with the appropriate Governmental Authorities. Seller hereby reserves the right to modify, alter or amend any Transferable Permit or to refuse to correct violations or deficiencies in respect of any Transferable Permit as long as such modification, alteration, amendment or refusal would not, individually or in the aggregate, create a Material Adverse Effect. Seller shall use its reasonable best efforts to give notice to Buyer of any modification, alteration or amendment to any Transferable Permit.

                  (c) Seller shall use its reasonable best efforts to cooperate with Buyer in the transfer of Transferable Permits to Buyer by Closing. If the transfer of any Transferable Permit cannot be completed by Closing, Buyer is hereby authorized, but not required, to act as Seller's representative and agent in respect of such Transferable Permit and to do all things necessary for effecting transfer of such Transferable Permit as soon after the Closing as is practicable, with Seller remaining the Transferable Permit "holder of record" in such case until such transfer is completed. In the case of each such Transferable Permit, Seller shall, to the maximum extent permitted by law and such Transferable Permit, enter into such reasonable arrangements with Buyer as are necessary to provide Buyer with the benefits and obligations of such Transferable Permit. If Buyer is able to complete the transfer of any Transferable Permit after Closing without the occurrence of any event that, if such event had occurred between the execution of this Agreement and the Closing, would have created, individually or in the aggregate, a Material Adverse Effect, Seller may substitute Buyer in its place and stead as the Party responsible for completing the transfer of such Transferable Permit.

                  SECTION 7.04. Further Assurances. (a) Subject to the terms and conditions of this Agreement, each of the Parties will use its reasonable best efforts to take, or cause to be taken, as soon as possible, all action, and to do, or cause to be done, as soon as possible, all things necessary, proper or advisable under applicable laws and regulations to consummate the sale of the Auctioned Assets pursuant to this Agreement as soon as possible, including using its reasonable best efforts to ensure satisfaction of the conditions precedent to each Party's obligations hereunder. Prior to Buyer's submission of any application with a Governmental Authority for a regulatory approval, Buyer shall submit such application to Seller for review and comment and Buyer shall incorporate into such application any revisions reasonably requested by Seller. Neither of the Parties will, without prior written consent of the other Party, take or fail to take, or permit their respective Affiliates to take or fail to take, any action, which would reasonably be expected to prevent or materially impede, interfere with or delay the consummation, as soon as possible, of the transactions contemplated by this Agreement or the Ancillary Agreements. Without limiting the generality of the foregoing, each of the Parties shall use its reasonable best efforts to negotiate in good faith as soon as possible after the date of this Agreement, and enter into (i) the A-0 License and the A-10 License, the terms of which shall be substantially as set forth in Exhibits H and F, respectively,
                  (ii) to the extent required to achieve subdivision of the Astoria site, one or more contracts, agreements or other arrangements satisfactory to the New York City Fire Department regarding fire prevention at the Astoria site and (iii) any other agreement reasonably necessary to consummate the sale of the Auctioned Assets pursuant to this Agreement as soon as possible.

                  (b) From time to time after the date hereof, without further consideration and at its own expense, (i) Seller will execute and deliver such instruments of assignment or conveyance as Buyer may reasonably request to more effectively vest in Buyer Seller's title to the Auctioned Assets (subject to Permitted Exceptions and the other terms of this Agreement) and (ii) Buyer will execute and deliver such instruments of assumption as Seller may reasonably request in order to more effectively consummate the sale of the Auctioned Assets and the assumption of the Assumed Obligations pursuant to this Agreement.

                  (c) Seller shall not, and shall use its reasonable best efforts to cause its Affiliates not to, sponsor or support any recommendation or application to effect prior to April 1, 2002
                  (i) a reduction in the locational generation capacity requirement that 80% of New York City peak electric loads must be met with in-City generation capacity, as in effect as of the date of this Agreement, unless such reduction is justified by a significant change in the transmission import capability into New York City whether as a result of actions by Seller or others, (ii) a reduction in the $105/kW-year bid and price cap in respect of capacity under the Mitigation Measures, as in effect as of the date of this Agreement or (iii) a change in the method of determining required system capability set forth in NYPP Billing Procedure 4-11 (Installed Reserve Requirements), as in effect as of the date of this Agreement that would reduce the installed reserve requirements for the winter capability period applicable to summer peaking systems if such reduction would also reduce the annual price for installed capacity that Buyer could otherwise obtain.

                  (d) Seller shall join or support Buyer's application to the PSC for the certification required under Section 32(c) of the Public Utility Holding Company Act of 1935 in order for Buyer to obtain qualification, with respect to the Auctioned Assets, as an exempt wholesale generator under the Energy Policy Act of 1992.

                  (e) Seller and Buyer shall cooperate in good faith to establish a transition committee to consider operational and business issues related to the purchase and sale of the Auctioned Assets.

                  (f) Prior to the Closing Date, Seller shall cooperate in good faith with Buyer to enable Buyer to obtain insurance in respect of the Auctioned Assets comparable to that maintained by Seller as of the date of this Agreement.

                  (g) Seller and Buyer shall cooperate in good faith to enable Buyer to obtain fuel storage capacity with respect to the Auctioned Assets.

                  SECTION 7.05. Public Statements. The Parties shall consult with each other prior to issuing any public announcement, statement or other disclosure with respect to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, including any statement appearing in any filing contemplated hereby or thereby, and shall not issue any such public announcement, statement or other disclosure prior to such consultation, except as may be required by law.

                  SECTION 7.06. Tax Matters. (a) All transfer and sales taxes (including any petroleum business taxes and similar excise taxes on sales of petroleum based products) incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by Buyer. Buyer shall prepare and file in a timely manner any and all Tax Returns or other documentation relating to such taxes; provided, however, that, to the extent required by applicable law, Seller will join in the execution of any such Tax Returns or other documentation relating to any such taxes. Buyer shall provide to Seller copies of each Tax Return described in the proviso in the preceding sentence at least 30 days prior to the date such Tax Return is required to be filed.

                  (b) At Seller's election, but on no less than 10 Business Days' notice to Buyer, the transfer of the Auctioned Assets and the receipt of the Purchase Price shall be made through a qualified intermediary in a manner satisfying the requirements of Treasury Regulation Section 1.1031(k)-1(g), so long as such election by Seller does not create a Material Adverse Effect and Seller indemnifies Buyer for its additional costs and expenses incurred by reason of such election.

                  (c) Each Party shall provide the other Party with such assistance as may reasonably be requested by the other Party in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each Party shall retain and provide the other Party with any records or information which may be relevant to such return, audit, examination or proceedings. Any information obtained pursuant to this Section 7.06(c) or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return or other instrument relating to Taxes shall be kept confidential by the parties hereto.

                  (d) If either Buyer or Seller receives a refund of Taxes in respect of the Auctioned Assets for a taxable period including the Closing Date, Buyer shall pay to Seller the portion of any such refund attributable to the portion of such taxable period prior to the Closing Date, and Seller shall pay to Buyer the portion of any such refund attributable to the portion of such taxable period on and after the Closing Date.

                  SECTION 7.07. Bulk Sales or Transfer Laws. Buyer acknowledges that Seller will not comply with the provisions of any bulk sales or transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement. Buyer hereby waives compliance by Seller with the provisions of the bulk sales or transfer laws of all applicable jurisdictions.

                  SECTION 7.08. Storage. Seller shall store for Buyer the Auctioned Assets described in the second sentence of Section
                  2.01 until the date that is six months after the Closing Date or, in respect of all or a portion of such Auctioned Assets, until one or more earlier dates proposed by Buyer with reasonable advance notice, which schedule shall be reasonably acceptable to Seller. Buyer agrees to reimburse Seller for its reasonable costs and expenses in connection with such storage. Buyer agrees that Seller shall have no responsibility or liability for the actual removal of such Auctioned Assets from the actual storage location, and that Buyer shall have sole responsibility therefor. Notwithstanding the provisions of
                  Section 10.01, Buyer agrees that Seller shall have no liability for loss or damage with respect to the matters contemplated by this Section 7.08 or such Auctioned Assets, and Buyer agrees to hold each Seller Indemnitee harmless from and against all loss or damage or Indemnifiable Losses, and to indemnify each Seller Indemnitee from and against all loss or damage or Indemnifiable Losses incurred, asserted against or suffered as a result of any storage or other services provided by Seller pursuant to this Section 7.08, in each case, except to the extent any such loss or damage or Indemnifiable Loss results in whole or in part from the gross negligence or wilful or wanton acts or omissions to act of any Seller Indemnitee (or any contractor or subcontractor of Seller).
                  SECTION 7.09. Information Resources. From the Closing Date until the date that is three months thereafter, Seller shall provide Buyer with access to Seller's mainframe computer only to the extent reasonably necessary to enable Buyer to use the PPMIS and MMS (in read only mode) systems and applications solely in connection with the Auctioned Assets. Buyer agrees that it will not use any such access for any purpose other than for the use of the PPMIS and MMS systems and applications solely in connection with the Auctioned Assets. Buyer acknowledges that, as long as it retains access to Seller's mainframe computer, Seller, its employees and third parties may have access to Buyer's information resources systems and applications (including the PPMIS and MMS systems and applications served by Seller's mainframe computer). Notwithstanding the provisions of Section 10.01, Buyer agrees that Seller shall have no liability or obligation whatsoever with respect to the matters contemplated by this Section 7.09, and Buyer agrees to hold each Seller Indemnitee harmless from and against all loss or damage or Indemnifiable Losses, and to indemnify each Seller Indemnitee from and against all loss or damage or Indemnifiable Losses incurred, asserted against or suffered as a result of Buyer's access to Seller's mainframe computer pursuant to this Section 7.09, in each case, except to the extent any such loss or damage or Indemnifiable Loss results in whole or in part from the gross negligence or wilful or wanton acts or omissions to act of any Seller Indemnitee (or any contractor or subcontractor of Seller).

                  SECTION 7.10. Witness Services. At all times from and after the Closing Date, each Party shall use reasonable best efforts to make available to the other Party, upon reasonable written request, its and its subsidiaries' then current or former officers, directors, employees (including former employees of Seller) and agents as witnesses to the extent that (i) such persons may reasonably be required by such requesting Party in connection with any claim, action, proceeding or investigation in which such requesting Party may be involved and (ii) there is no conflict between Buyer and Seller in such claim, action, proceeding or investigation. Such other Party shall be entitled to receive from such requesting Party, upon the presentation of invoices for such witness services, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses and direct and indirect costs of employees who are witnesses, as may be reasonably incurred in providing such witness services.

                  SECTION 7.11. Consent Orders. Buyer and Seller agree to cooperate with each other and NYSDEC to facilitate the entry of a consent order between NYSDEC and Buyer, wherein Buyer will agree to assume and perform the Assumed Consent Order Obligations.

                  SECTION 7.12. Nitrogen Oxide Allowances. Seller agrees to negotiate in good faith with NYSDEC for nitrogen oxide allowances to be allocated to the Auctioned Assets for any period subsequent to the year 2002.

                  SECTION 7.13. Trade Names. Seller shall not object to the use by Buyer of any trade names, trademarks, service marks or logos (and any rights to and in the same, including any right to use the same) primarily relating to the Generating Facilities that contain the words "Astoria", "Gowanus" or "Narrows".

                  SECTION 7.14. NYPA Agreements. (a) Seller shall, to the maximum extent permitted by law and the NYPA Agreements, enter into such reasonable arrangements with Buyer as are necessary to provide Buyer with the benefits of Seller's rights and interests under the NYPA Agreements relating to the Auctioned Assets and set forth on Schedule 7.14.

                  (b) Buyer hereby acknowledges that Seller has provided it with copies of the NYPA Agreements.

                  SECTION 7.15. Narrows. From the date of this Agreement to the Closing and notwithstanding anything to the contrary contained in Section 7.01, Seller shall use its reasonable best efforts to obtain in the following order of preference (a) (i) fee title, or (ii) a permanent easement to maintain and operate the existing Narrows Gas Turbines (the "Narrows Turbines") at the Narrows Gas Turbine Site in a manner consistent with the operation by Seller of the Narrows Turbines in the past or (b) if the options in clause (a) above are not capable of being obtained within a reasonable period (which period may run prior to Closing) a long term lease with a lease term of not less than 20 years having terms reasonably satisfactory to Buyer that will permit the maintenance and operation of the Narrows Turbines at the Narrows Gas Turbine Site in a manner consistent with the operation by Seller of the Narrows Turbines in the past, in each case in respect of that real property described on Schedule 7.15. From the Closing until the third anniversary of the date of this Agreement, Buyer shall, at its election, either (x) take over Seller's efforts to obtain such fee title, easement or long term lease (and in such event Buyer shall keep Seller informed of its efforts, consult with Seller in its efforts and act in a commercially reasonable manner in its efforts) and, in the event Buyer has taken over the efforts referred to above, Seller shall reimburse Buyer for its reasonable costs and expenses incurred in pursuing such efforts, or (y) require Seller to continue to use its reasonable best efforts to obtain such fee title, easement or long term lease. The amounts paid or payable to obtain such fee title, easement or long term lease shall be the responsibility of Seller; provided, however, that the amounts payable by Seller under this Section 7.15, including by way of reimbursement to Buyer, shall not exceed $5 million in the aggregate. Seller's obligations under this Section 7.15 shall cease in all respects upon such third anniversary.


                                    ARTICLE VIII

                                     Conditions

                  SECTION 8.01. Conditions Precedent to Each Party's Obligation To Effect the Purchase and Sale. The respective obligations of each Party to effect the purchase and sale of the Auctioned Assets shall be subject to the satisfaction or waiver by such Party on or prior to the Closing Date of the following conditions, unless, in the case of Section 8.01(c) below, the PSC determines that such condition need not be included or complied with:

                  (a) the Seller Required Regulatory Approvals and Buyer Required Regulatory Approvals, other than the Revocable Consent, shall have been obtained and all conditions to effectiveness prescribed therein or otherwise by law, regulation or order shall have been satisfied; provided, however, that if at the time any Seller Required Regulatory Approval or Buyer Required Regulatory Approval is obtained, a Party reasonably expects a request for rehearing or a challenge thereto to be filed or if a request for rehearing or a challenge thereto has been filed, in each case, which, if successful, would cause such Seller Required Regulatory Approval or Buyer Required Regulatory Approval, as the case may be, to be reversed, stayed, enjoined, set aside, annulled, suspended or substantially modified, then such Party may by notice to the other Party within five Business Days after receipt of such Seller Required Regulatory Approval or Buyer Required Regulatory Approval, as the case may be, delay the Closing until the time for requesting rehearing has expired or until such challenge is decided, in each case, whether or not any appeal thereof is pending; provided further, however, that if the Closing is delayed pursuant to the foregoing provision, the Termination Date shall be automatically extended for a period of time equal to the period of such delay;

                  (b) no preliminary  or permanent  injunction or other order or decree by any Federal or state court of competent jurisdiction and no statute or regulation enacted by any Governmental Authority prohibiting the consummation of the purchase and sale of the Auctioned Assets (collectively, "Restraints") shall be in effect;

                  (c) the ISO shall have become operational to the extent reasonably necessary to monitor market power in respect of the Auctioned Assets; and

                  (d)  delivery  of  each  Continuing   Site   Agreement,   each
            Declaration of Easements Agreement, each Declaration of Subdivision Easements and each Zoning Lot Development Agreement to the Title Company for recording.

                  SECTION 8.02. Conditions Precedent to Obligation of Buyer To Effect the Purchase and Sale. The obligation of Buyer to effect the purchase and sale of the Auctioned Assets contemplated by this Agreement shall be subject to the satisfaction or waiver by Buyer on or prior to the Closing Date of the following additional conditions:

                  (a) Seller shall have  performed in all material  respects its covenants and agreements contained in this Agreement which are required to be performed on or prior to the Closing Date;

                  (b) the representations and warranties of Seller which are set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) would not, individually or in the aggregate, create a Material Adverse Effect;

                  (c) Buyer shall have received a certificate from an authorized officer of Seller, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Sections 8.02(a) and (b) have been satisfied;

                  (d) all material  Permits and  Environmental  Permits required for Buyer to conduct the business and operations of the Auctioned Assets as currently conducted shall have been transferred or will be transferable to Buyer, or shall have been obtained or will be obtainable by Buyer, or shall have been made available to Buyer in accordance with Section 7.03(c), on, prior to or within a reasonable period of time after the Closing Date;

                  (e) Buyer  shall  have  received  (i) the deeds of  conveyance substantially  in the form of  Exhibits  B-1 and B-2,  respectively,
            (ii) a Foreign Investment in Real Property Tax Act Certification and Affidavit substantially in the form of Exhibit C and (iii) an opinion from John D. McMahon, Esq., General Counsel of Seller or other counsel reasonably acceptable to Buyer, dated the Closing Date, substantially in the form set forth in Exhibit D;

                  (f) execution and delivery by Seller of each of (i) the Transition Capacity Agreement and the Zoning Lot Development Agreements and (ii) the A-10 License and the A-0 License, each in a form reasonably satisfactory to Buyer;

                  (g) the Title Company shall be willing to issue to Buyer a New
            York form of ALTA (1992) Owner's Title Insurance Policy insuring fee title to the Buyer Real Estate in an amount equal to that portion of the Purchase Price properly allocable to Buyer Real Estate, subject only to the Permitted Exceptions;

                  (h) Buyer shall have received  originals of the ALTA/ACSM Land
            Title Surveys which include the Buyer Real Estate in addition to other property, signed by the surveyor with Buyer's name and the name of not more than one other Party designated by Buyer added to the certification set forth thereon; and

                  (i) (x) There shall not be any New York State Governmental Authority with jurisdiction seeking to prevent Buyer from operating the Narrows Turbines on the Narrows Gas Turbine Site in a manner consistent with the operation of the Narrows Turbines by Seller in the past as a result of the state of title in respect of the real property described in Schedule
                  7.15 and (y) if (x) is not satisfied, the presence of the state of facts in (x) in and of itself and without regard to any other facts or circumstances, will not have a reasonable probability of materially and adversely affecting Buyer's ability to obtain financing for the acquisition of the Auctioned Assets (it being understood that the obtaining of a "use permit" or equivalent Permit from the appropriate Governmental Authority in form and substance reasonably satisfactory to Buyer in respect of such real property and the Narrows Turbines by Buyer shall satisfy this condition and the obtaining of fee title, an easement or long term lease satisfying the requirements of Section 7.15 shall also satisfy such condition).

                  SECTION 8.03. Conditions Precedent to Obligation of Seller To Effect the Purchase and Sale. The obligation of Seller to effect the purchase and the sale of the Auctioned Assets contemplated by this Agreement shall be subject to the satisfaction or waiver by Seller on or prior to the Closing Date of the following additional conditions:

                  (a) Buyer shall have  performed in all  material  respects its covenants and agreements contained in this Agreement which are required to be performed on or prior to the Closing Date;

                  (b) the  representations and warranties of Buyer which are set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Buyer Material Adverse Effect" set forth therein) would not, individually or in the aggregate, create a Buyer Material Adverse Effect;

                  (c) Seller shall have received a certificate from an authorized officer of Buyer, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Sections 8.03(a) and (b) have been satisfied;

                  (d) Seller shall have received an opinion substantially in the form of Exhibit E dated as of the Closing Date and from counsel reasonably acceptable to Seller;

                  (e) execution and delivery by Buyer of each of (i)  Transition
            Capacity Agreement, the Gowanus Zoning Lot Development Agreement and, unless executed and delivered prior to the Closing Date, the Astoria Zoning Lot Development Agreement and (ii) the A-10 License and the A-0 License, each in a form reasonably satisfactory to Seller;
                  (f) Buyer shall have  provided  evidence in form and substance reasonably satisfactory to Seller of compliance by Buyer with its obligations under Article IX;

                  (g) the Guarantee Agreement shall be in full force and effect;

                  (h) Guarantor  shall have  performed in all material  respects its covenants and agreements contained in the Guarantee Agreement which are required to be performed on or prior to the Closing Date;

                  (i) the  representations and warranties of Guarantor which are set forth in the Guarantee Agreement shall be true and correct as of the date of the Guarantee Agreement and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Guarantor Material Adverse Effect" set forth therein) would not, individually or in the aggregate, create a Guarantor Material Adverse Effect (as defined therein);

                  (j) Seller shall have received a certificate from an authorized officer of Guarantor, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Sections 8.03(h) and (i) have been satisfied; and

                  (k) Seller shall have received an opinion substantially in the form of Exhibit L dated the Closing Date and from counsel reasonably acceptable to Seller.


                                     ARTICLE IX

                                  Employee Matters

                  SECTION 9.01. Employee Matters. (a) Buyer shall offer equivalent employment at the Auctioned Assets to those employees of Seller regularly assigned by Seller to work at the Auctioned Assets on the Closing Date in the job titles and facilities listed in Schedule 9.01(a)(all such employees described above and those individuals described in the following sentence being hereinafter referred to as "Affected Employees"). Affected Employees include each such employee of Seller who is not actively at work on the Closing Date due solely to a temporary short-term absence, whether paid or unpaid, in accordance with applicable policies of Seller, including as a result of vacation, holiday, personal time, leave of absence, union leave, short- or long-term disability leave, military leave or jury duty. Affected Employees whether or not they accept an offer of employment from Buyer shall cease to be employees of Seller on the Closing Date and, to the extent they accept an offer of employment from Buyer, their period of employment by Buyer shall begin on the Closing Date. Seller shall be responsible for any obligation to provide employee benefits to an Affected Employee prior to such employee's period of employment by Buyer.

                  All such offers of employment will be made (x) in accordance with all applicable laws and regulations, and (y) for employees represented by Utility Workers' Union of America AFL-CIO and its Local Union 1-2 ("Local 1-2"), in accordance with the Local 1-2 Collective Bargaining Agreement (as defined in Schedule 9.01(b)). Each Affected Employee who becomes employed by Buyer pursuant to this Section 9.01(a) shall be referred to herein as a "Continued Employee".

                  Buyer  may   commence   discussions   concerning   offers  for
                  employment beginning on the Closing Date to Affected Employees at any time following the date of this Agreement.

                  Seller acknowledges and agrees that Buyer may discharge any of its obligations under this Article IX through one of its Affiliates; provided, however, that Buyer shall in no event be relieved from the full liabilities and the full financial responsibility under this Article IX.

                  (b) Schedule 9.01(b) sets forth the collective bargaining agreement, and amendments thereto, to which Seller is a party in connection with the Auctioned Assets (the "Collective Bargaining Agreement"). Affected Employees who are included in the collective bargaining unit covered by the Collective Bargaining Agreement are referred to herein as "Affected Union Employees". Each Continued Employee who is an Affected Union Employee shall be referred to herein as a "Continued Union Employee". On the Closing Date, Buyer will assume the terms and conditions of the Collective Bargaining Agreement, except as set forth in Section 9.02(b) below, as it relates to Affected Union Employees until the expiration date of the Collective Bargaining Agreement. Buyer will comply with its legal obligations with respect to collective bargaining under Federal labor law for the employees at the Auctioned Assets in the job titles or related work responsibilities of the Affected Union Employees, and Buyer will comply with all applicable obligations thereunder as the new owner of the Auctioned Assets. Buyer shall recognize Local 1-2 as the exclusive collective bargaining representative of the employees at the Auctioned Assets in the job titles or related work responsibilities of the Affected Union Employees and Buyer agrees that, should any other business entity (regardless of its relationship to Buyer) acquire all or a portion of the Auctioned Assets from Buyer prior to the expiration date of the Collective Bargaining Agreement, Buyer will require such business entity to (i) offer employment to Affected Union Employees employed by Buyer at the Auctioned Assets immediately prior to the change in ownership, (ii) recognize Local 1-2 as the exclusive collective bargaining representative of Buyer's employees at the Auctioned Assets in the job titles and work responsibilities of the Affected Union Employees, and (iii) assume the terms and conditions of the Collective Bargaining Agreement as they relate to Affected Union Employees from the date of such acquisition through the expiration date of the Collective Bargaining Agreement.

                  SECTION 9.02. Continuation of Equivalent Benefit Plans/Credited Service. (a) For not less than three years following the Closing Date, Buyer shall maintain compensation (including base pay and bonus compensation) and employee benefits and employee benefit plans and arrangements for each Continued Employee who is not a Continued Union Employee (a "Continued Non-Union Employee") which are at least equivalent to those provided pursuant to the compensation, employee benefits and employee benefit plans and arrangements in effect on the Closing Date for the Affected Employees who are not
                  Affected Union Employees. Such total compensation shall be based upon (x) such employee's existing individual base pay,
                  (y) such employee's  authorized overtime,  if applicable,  and
                  (z) the average bonus and benefit component for such employee's salary plan level, as consistently applied by Seller, apportioned according to such employee's base pay. No provision of this Agreement shall affect any Continued Non-Union Employee's status as an employee-at-will.

                  (b) From the Closing Date until the expiration date of the Collective Bargaining Agreement, Buyer shall provide to each Continued Union Employee benefits and employee benefit plans and arrangements which are equivalent to those provided under such Collective Bargaining Agreement. Such benefits, plans and arrangements include the following: (i) hospital, medical, dental, vision care and prescription drug benefits (including employee contributions to be made on a pre-tax basis), (ii) health care and dependent care flexible spending accounts;
                  (iii) employer-provided basic group term life and accidental death and dismemberment insurance; (iv) employee-paid group universal life and spousal and dependent child life insurance;
                  (v) sick allowance (short term disability) and long term disability benefits; (vi) business travel accident insurance and crime protection insurance; (vii) occupational accidental death insurance; (viii) adoption benefits and child care and elder care referral benefits; (ix) tuition aid benefits; (x) vacation and holidays; (xi) employee stock purchase plan (including employer matching contributions) and (xii) defined benefit pension and 401(k) plan benefits. In providing such benefits, Buyer shall have the right, subject to any applicable laws, to use different providers from those used by Seller and to establish Buyer's own benefit plans or use Buyer's existing benefit plans. For purposes hereof, except as provided in Section 9.04(b), Buyer shall have no obligation to maintain a fund holding or measured by common stock of Seller's parent under any of Buyer's plans or arrangements, notwithstanding any such fund maintained by Seller under its plans and arrangements.

                  (c) Continued Employees shall be given credit by Buyer for all service with Seller and its Affiliates under all existing or future employee benefit and fringe benefit plans, programs and arrangements of the Buyer ("Buyer Benefit Plans") in which they become participants. The service credit given by Buyer shall be for purposes of eligibility, vesting, eligibility for early retirement and early retirement subsidies, benefit accrual and service-related level of benefits. Buyer shall assume and honor all vacation, sick and personal days accrued and unused by Continued Employees through the Closing Date in accordance with Seller's applicable policies and arrangements.

                  SECTION 9.03. Pension Plan. (a) Effective as of the Closing Date, Buyer shall have in effect defined benefit pension plans ("Buyer's Pension Plans") intended to be (i) qualified pursuant to Section 401(a) of the Code and (ii) nonqualified, in order to provide for benefits which would otherwise be payable under the applicable qualified plan but for the application of Sections 401(a)(17) and 415 of the Code, providing benefits as of the Closing Date identical in all material respects (except for such changes as may be required by law) to the benefits provided to them under Seller's Pension Plans (as defined below), in particular (x) for Continued Non-Union Employees, such Buyer's Pension Plans to provide benefits identical in all material respects to those benefits provided under Seller's Retirement Plan for Management Employees and Seller's Supplemental Retirement Income Plan, and (y) for Continued Union Employees, such Buyer's Pension Plans to provide benefits identical in all material respects to those provided under Seller's Pension and Benefits Plan (collectively, "Seller's Pension Plans"), in each case, as of the Closing Date. Buyer acknowledges and agrees that one such material respect is to count age after termination of employment for purposes of satisfying requirements for early retirement eligibility and early retirement subsidies.

                  (b) Continued Employees participating in Seller's Pension Plans immediately prior to the Closing Date shall become participants in Buyer's Pension Plans as of the Closing Date. Without limiting the generality of Section 9.02(c), Continued Employees shall receive credit for all compensation and service with Seller (subject to the terms of Seller's Pension Plans) for purposes of eligibility for participation, vesting, eligibility for early retirement and early retirement subsidies and benefit accrual under Buyer's Pension Plans. Seller shall be responsible for Continued Employees' pension benefits accrued up to the Closing Date, and Buyer shall be responsible for pension benefits accrued by such Continued Employees on and after the Closing Date as provided herein. Buyer may offset against the accrued benefits determined under Buyer's Pension Plans the accrued benefits determined under Seller's Pension Plans. For the purpose of this Section 9.03(b), "accrued benefit" means the amount that would be paid as a life annuity at normal retirement age irrespective of the date of actual distribution from either Seller's or Buyer's Pension Plans. Seller shall make pension distributions to Continued Employees of the vested portion of their accrued benefits in accordance with the terms of Seller's Pension Plans as in effect from time to time. As soon as reasonably practicable following the Closing Date, Seller shall provide Buyer a list showing, as of the Closing Date, the accrued benefit of each Continued Employee under Seller's Pension Plans.

                  (c) In the event that any other business entity (regardless of its relationship to Buyer) acquires all or a portion of the Auctioned Assets from Buyer at any time prior to the third anniversary of the Closing Date in the case of Continued Non-Union Employees and prior to the expiration date of the Collective Bargaining Agreement in the case of Continued Union Employees, Buyer will require such entity to maintain the defined benefit plans, provide the benefits and recognize compensation and service with Seller and Buyer to the same extent as Buyer is required under Sections 9.03(a) and (b) above.

                  SECTION 9.04. 401(k) Plan. (a) Effective as of the Closing Date, Buyer shall have in effect tax-qualified defined contribution plans that include a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code ("Buyer's 401(k) Plans") that will provide benefits that are identical in all material respects (except for such changes as may be required by law) to those provided by (i) Seller's Thrift Savings Plan for Management Employees, in the case of Continued Non-Union Employees, and (ii) Seller's Retirement Income Savings Plan for Weekly Employees, in the case of Continued Union Employees (such Seller plans herein referred to collectively as "Seller's 401(k) Plans"), in each case, as of the Closing Date. Each Continued Employee participating in Seller's 401(k) Plans immediately prior to the Closing Date shall become a participant in Buyer's 401(k) Plans as of the Closing Date. Continued Employees shall receive credit for all service with Seller for purposes of eligibility and vesting under Buyer's 401(k) Plans.

                  (b) At such time after the Closing Date as Seller is reasonably satisfied that Buyer's 401(k) Plans meet the requirements for qualification under Section 401(a) of the Code, Seller shall cause to be transferred to Buyer's 401(k) Plans in a trust-to-trust transfer in common stock of Seller's parent (as provided in the following sentence) and cash (or other property reasonably acceptable to Buyer) an amount equal to the value of the assets held in the accounts of all Continued Employees (including any outstanding loan balances of Continued Employees in Seller's 401(k) Plans), subject to any qualified domestic relations orders. In connection therewith, Buyer shall establish an investment fund under Buyer's 401(k) Plans to which shall be transferred the shares of common stock of Seller's parent (or any successor thereto) which, as of the date of transfer, are credited to the accounts of the Continued Employees under Seller's 401(k) Plans. After the Closing Date and prior to any such transfer, Buyer shall cooperate with Seller in the administration of distributions to and loan repayments by Continued Employees. Prior to such transfer of assets, Seller shall vest any unvested benefits of Continued Employees under Seller's 401(k) Plans. Following any such transfer of assets, Buyer shall assume all obligations and liabilities of Seller under Seller's 401(k) Plans with respect to such Continued Employees, and Seller shall have no further liability to Buyer or any Continued Employee with respect thereto.

                  SECTION 9.05. Welfare Plans. (a) Continued Employees and their dependents who are eligible to participate in Seller's current welfare benefits plans, programs or arrangements shall be eligible to participate in the welfare benefits plans, programs or arrangements maintained or established by Buyer ("Buyer's Welfare Plans"), effective as of the Closing Date. Effective as of the Closing Date, any and all limitations as to pre-existing conditions and actively-at-work exclusions and waiting periods under Buyer's Welfare Plans shall be waived by Buyer with respect to Continued Employees and their eligible dependents to the extent satisfied under Seller's applicable Welfare Plans. In addition, effective as of the Closing Date, Buyer shall cause Buyer's Welfare Plans to recognize any out-of-pocket health care expenses incurred by Continued Employees and their eligible dependents prior to the Closing Date and during the calendar year in which such Closing Date occurs for purposes of determining their deductibles and out-of-pocket maximums under Buyer's Welfare Plans. Seller shall retain responsibility under Seller's welfare plans for claims relating to expenses incurred by Continued Employees and their eligible dependents prior to the Closing Date. Buyer shall have responsibility under Buyer's Welfare Plans for claims relating to expenses incurred by Continued Employees and their eligible dependents on and after the Closing Date.

                  (b) Effective as of the Closing Date, Buyer shall have in effect health care and dependent care reimbursement account plans for the benefit of each Continued Employee, the terms of which shall (i) be identical in all material respects to the Flexible Reimbursement Account Plans for Management and Weekly Employees of Seller ("Seller's Reimbursement Account Plans") as in effect on the Closing Date and (ii) give full effect to, and continue in effect, salary reduction elections made under Seller's Reimbursement Account Plans. Prior to the Closing Date, Seller shall cause the accounts of Continued Employees under Seller's Reimbursement Account Plans to be segregated into separate health care and dependent care reimbursement accounts (the "Segregated Reimbursement Accounts"), and such Segregated Reimbursement Accounts shall be transferred to and assumed by Buyer as of the Closing Date.

                  (c) Buyer shall, subject to any applicable laws, provide a retiree health program identical in all material respects to Seller's retiree health program as in effect on the Closing Date to each Continued Employee who terminates his employment with Buyer within three years after the Closing Date, in the case of a Continued Non-Union Employee, and on or prior to the expiration date of the Collective Bargaining Agreement, in the case of a Continued Union Employee, and, in each case, who at the time of such termination of employment satisfies the eligibility requirements for such retiree health program provided by Buyer; provided, however, that Seller shall remain liable, pursuant to Seller's retiree health program, for all Continued Employees who satisfy, as of the Closing Date, the eligibility requirements then in effect for Seller's retiree health program.

                  SECTION 9.06. Short- and Long-Term Disability. Effective as of the Closing Date, Buyer shall have in effect short-and long-term disability plans for the benefit of Continued Employees, the cost of which to Continued Employees shall be the same as under, and the terms of which are identical in all material respects to, Seller's applicable plans as in effect as of the Closing Date. Any and all waiting periods and pre-existing condition clauses shall be waived under Buyer's short- and long-term disability plans with respect to Continued Employees.

                  SECTION 9.07. Life Insurance and Accidental Death and Dismemberment Insurance. Effective as of the Closing Date, Buyer shall have in effect group term life insurance, group universal life insurance, accidental death and dismemberment insurance, occupational accidental death insurance, business travel accident insurance and crime protection insurance plans for the benefit of Continued Employees, the cost of which to Continued Employees shall be the same as under, and terms of which are identical in all material respects to, Seller's applicable plans that provide such benefits to Continued Employees immediately prior to the Closing Date.

                  SECTION 9.08. Severance. (a) Effective as of the Closing Date, Buyer shall have in effect a severance plan covering Continued Non-Union Employees that contains terms identical in all material respects to those under Seller's Severance Pay Plan for Management Employees as of the Closing Date.

                  (b) Buyer shall, subject to any applicable laws, provide a special separation allowance for any Continued Employee whose employment with Buyer is terminated involuntarily by Buyer other than for cause on or prior to, in the case of Continued Non-Union Employees, three years after the Closing Date and, in the case of Continued Union Employees, the expiration date of the Collective Bargaining Agreement. Such allowance shall be not less than the sum of four weeks pay plus one week pay for each completed year of service (as determined by aggregating each affected individual's respective service with Seller and Buyer) and shall be payable by Buyer (to the extent not paid pursuant to any Buyer severance plan referenced in
                  Section 9.08(a)) in a lump sum within 30 days after termination of employment. In addition, in the case of each Continued Non-Union Employee described in the first sentence of this Section 9.08(b), Buyer shall pay (to the extent not paid pursuant to any Buyer severance plan referenced in
                  Section 9.08(a)) the Continued Non-Union Employee a lump sum equal to the excess of (i) the actuarial equivalent of the Employee's "potential benefit" under the applicable Buyer's Pension Plans, which such Employee would receive if such Employee's employment continued until three years after the Closing Date and such Employee's base and incentive compensation for such deemed additional period was the same as in effect on the date of such Employee's termination of employment with Buyer, over (ii) the actuarial equivalent of such Employee's "actual benefit" under the applicable Buyer's Pension Plans, as of the date of such Employee's termination of employment from Buyer. For the purpose of the foregoing sentence, (i) the term "potential benefit" shall refer to the monthly pension that would have been payable to the applicable Employee commencing on the first day of the month following the latest of (A) the last day of the deemed additional period, (B) Employee's attainment of age 55, or (C) the earlier of (l) the first date as of which the sum of such Employee's age and years of service, as taken into account in determining the actuarial reduction for commencement prior to normal retirement age that is to be applied to his accrued benefit under the applicable Buyer's Pension Plans, equals 75 or (2) such Employee's attainment of age 65, (ii) the term "actual benefit" shall refer to the monthly pension payable to such Employee under the applicable Buyer's Pension Plans commencing as of the date determined in accordance with clause
                  (i) of this sentence, and (iii) the actuarial equivalent of the "potential benefit" and the "actual benefit" shall each be a lump sum payable as of the date of such Employee's termination of employment from Buyer, determined on the basis of the interest rate used to determine the amount of lump sum distributions and, to the extent applicable, other actuarial assumptions then in effect under the applicable Buyer's Pension Plans. Buyer shall also provide outplacement services to such terminated Continued Non-Union Employee appropriate to the level of the Employee's position and job responsibilities. Buyer shall also continue to provide or cause to be provided to any such terminated Continued Employee health insurance coverage and group term and universal life insurance coverage at the same rates as for active Continued Employees for a period equal to the number of weeks of separation allowance which any such terminated Continued Employee is entitled to from Buyer. Buyer shall have the right to require a release in form reasonably satisfactory to Buyer as a condition for eligibility to receive such separation allowance. The allowance shall not apply to Continued Employees whose employment is terminated due to death or expiration of sick allowance or other authorized leave of absence or who terminate employment voluntarily. If at any time during the three-year period following the Closing Date, Buyer shall assign a Continued Non-Union Employee to work on a regular basis at a location that is more than fifty miles from the location to which such Employee is assigned as of the Closing Date, Buyer shall offer such Employee the option to terminate employment and receive the severance benefits set forth in this Section 9.08(b) in lieu of the reassignment.

                  SECTION  9.09.  Workers  Compensation.  Effective  as  of  the
                  Closing Date, Buyer shall have in effect a workers compensation program for Continued Employees that shall provide coverage identical in all material respects to Seller's workers compensation program as of the Closing Date.


                                     ARTICLE X

                       Indemnification and Dispute Resolution

                  SECTION 10.01. Indemnification. (a) Seller will indemnify and hold harmless Buyer and its Affiliates and their respective directors, officers, employees and agents (collectively with Buyer and its Affiliates, the "Buyer Indemnitees") from and against any and all claims, demands or suits by any person, and all losses, liabilities, damages, obligations, payments, costs and expenses (including reasonable legal fees and expenses and including costs and expenses incurred in connection with investigations and settlement proceedings) (each, an "Indemnifiable Loss"), as incurred, asserted against or suffered by any Buyer Indemnitee relating to, resulting from or arising out of:

                  (i) any  breach by  Seller of any  covenant  or  agreement  of
            Seller contained in this Agreement or, prior to their expiration in accordance with Section 12.03, the representations and warranties contained in Sections 5.01, 5.02, 5.03 and 5.17;

                  (ii) the Retained Liabilities;

                  (iii) noncompliance by Seller with any bulk sales or transfer laws as provided in Section 7.07; or

                  (iv) any breach by Seller of any Ancillary Agreement.

                  (b) Buyer  will  indemnify  and hold  harmless  Seller and its
            Affiliates and their respective directors, officers, trustees, employees and agents (collectively with Seller and its Affiliates, the "Seller Indemnitees") from and against any and all Indemnifiable Losses, as incurred, asserted against or suffered by any Seller Indemnitee relating to, resulting from or arising out of:

                  (i) any breach by Buyer of any  covenant or agreement of Buyer contained in this Agreement or, prior to their expiration in accordance with Section 12.03, the representations and warranties contained in Sections 6.01, 6.02, 6.03 and 6.05;

                  (ii) the Assumed Obligations;

                  (iii) any obligation  resulting from any action or inaction of
            Buyer (A) under any Contract or warranty pursuant to Section 2.04(b) (whether acting as principal or representative and agent for Seller pursuant to Section 2.04(b) or otherwise), (B) pursuant to Section
            2.05 or Section 7.14 (in each case, whether acting as representative or agent for Seller or otherwise) or (C) pursuant to any Transferable Permit in respect of which Seller remains the holder of record after the Closing Date pursuant to Section 7.03(c); or

                  (iv) any breach by Buyer of any Ancillary Agreement.

                  (c) The amount of any Indemnifiable Loss shall be reduced to the extent that the relevant Buyer Indemnitee or Seller Indemnitee (each, an "Indemnitee") receives any insurance proceeds with respect to an Indemnifiable Loss and shall be
                  (i) increased to take account of any Tax Cost incurred by the Indemnitee arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (ii) reduced to take account of any Tax Benefit realized by the Indemnitee arising from the incurrence or payment of any such Indemnifiable Loss. If the amount of any Indemnifiable Loss, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other person, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith, will promptly be repaid by the Indemnitee to the Party required to provide indemnification hereunder (the "Indemnifying Party") with respect to such Indemnifiable Loss.

                  (d) To the fullest extent permitted by law, neither Party nor any Buyer Indemnitee or any Seller Indemnitee shall be liable to the other Party or any other Buyer Indemnitee or Seller Indemnitee for any claims, demands or suits for consequential, incidental, special, exemplary, punitive, indirect or multiple damages connected with or resulting from any breach after the Closing Date of this Agreement or the Ancillary Agreements (other than breach of this Article X), or any actions undertaken in connection with or related hereto or thereto, including any such damages which are based upon breach of contract, tort (including negligence and misrepresentation), breach of warranty, strict liability, statute, operation of law or any other theory of recovery.

                  (e) The rights  and  remedies  of Seller and Buyer  under this
                  Article X are, solely as between Seller and Buyer, exclusive and in lieu of any and all other rights and remedies which Seller and Buyer may have under this Agreement, the Ancillary Agreements (except as expressly provided in any Continuing Site Agreement or any Declaration of Easements Agreement) or otherwise for monetary relief with respect to (i) any breach of, or failure to perform, any covenant or agreement set forth in this Agreement or the Ancillary Agreements by Seller or Buyer, (ii) any breach of any representation or warranty by Seller or Buyer, (iii) the Assumed Obligations or the Retained Liabilities, (iv) noncompliance by Seller with any bulk sales or transfer laws and (v) any obligation in respect of Section 2.04, Section 2.05, Section 7.03 or Section 7.14. Each Party agrees that the previous sentence shall not limit or otherwise affect any non-monetary right or remedy which either Party may have under this Agreement or the Ancillary Agreements or otherwise limit or affect either Party's right to seek
                  equitable   relief,   including   the   remedy   of   specific
                  performance.

                  (f) Buyer  and  Seller  agree  that,  notwithstanding  Section
                  10.01(e), each Party shall retain, subject to the other provisions of this Agreement, including Sections 10.01(d) and 12.03, all remedies at law or in equity with respect to (i) fraud or wilful or intentional breaches of this Agreement or the Ancillary Agreements and (ii) gross negligence or wilful or wanton acts or omissions to act of any Indemnitee (or any contractor or subcontractor thereof) on or after the Closing Date.

                  SECTION 10.02. Third Party Claims Procedures. (a) If any Indemnitee receives notice of the assertion of any claim or of the commencement of any claim, action, or proceeding made or brought by any person who is not a Party or an Affiliate of a Party (a "Third Party Claim") with respect to which indemnification is to be sought from an Indemnifying Party, the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 20 Business Days after the Indemnitee's receipt of notice of such Third Party Claim; provided, however, that a failure to give timely notice will not affect the rights or obligations of any Indemnitee except if, and only to the extent that, as a result of such failure, the Indemnifying Party was actually prejudiced. Such notice shall describe the nature of the Third Party Claim in reasonable detail and will indicate the estimated amount, if practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee.

                  (b) If a Third Party Claim is made against an Indemnitee, the Indemnifying Party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party; provided, however, that such counsel is not reasonably objected to by the Indemnitee; and provided further that the Indemnifying Party first admits in writing its liability to the Indemnitee with respect to all material elements of such claim. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnitee for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof. If the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnitee will (i) cooperate in all reasonable respects with the Indemnifying Party in connection with such defense, (ii) not admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the Indemnifying Party's prior written consent and (iii) agree to any settlement, compromise or discharge of a Third Party Claim which the Indemnifying Party may recommend and which by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim and releases the
                  Indemnitee completely in connection with such Third Party Claim. In the event the Indemnifying Party shall assume the defense of any Third Party Claim, the Indemnitee shall be entitled to participate in (but not control) such defense with its own counsel at its own expense. If the Indemnifying Party does not assume the defense of any such Third Party Claim, the Indemnitee may defend the same in such manner as it may deem appropriate, including settling such claim or litigation after giving notice to the Indemnifying Party of the terms of the proposed settlement and the Indemnifying Party will promptly reimburse the Indemnitee upon written request. Anything contained in this Agreement to the contrary notwithstanding, no Indemnifying Party shall be entitled to assume the defense of any Third Party Claim if such Third Party Claim seeks an order, injunction or other equitable relief or relief for other than monetary damages against the Indemnitee which, if successful, would materially adversely affect the business of the Indemnitee; provided, however, that such Indemnifying Party shall continue to be obligated to such Indemnitee pursuant to Section 10.01(a) or (b), as the case may be, for all Indemnifiable Losses relating to, resulting from or arising out of such Third Party Claim.


                                     ARTICLE XI

                                    Termination

                  SECTION 11.01. Termination. (a) This Agreement may be terminated at any time prior to the Closing by an instrument in writing signed on behalf of each of the Parties.

                  (b) This Agreement may be terminated by Seller or Buyer if the Closing shall not have occurred on or before the date that is 12 months from the date of this Agreement (the "Termination Date"); provided, however, that the right to terminate this Agreement pursuant to this Section ll.01(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

                  (c) This Agreement may be terminated by either Seller or Buyer if any Restraint having any of the effects set forth in
                  Section 8.01(b) shall be in effect and shall have become final and nonappealable; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 11.01(c) shall have used its reasonable best efforts to prevent the entry of and to remove such Restraint.


                                    ARTICLE XII

                              Miscellaneous Provisions

                  SECTION 12.01. Expenses. Except to the extent specifically provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

                  SECTION 12.02. Amendment and Modification; Extension; Waiver. This Agreement may be amended, modified or supplemented only by an instrument in writing signed on behalf of each of the Parties. Either Party may (i) extend the time for the performance of any of the obligations or other acts of the other Party, (ii) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or (iii) waive compliance by the other Party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of a Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                  SECTION 12.03. No Survival of Representations or Warranties. Each and every representation and warranty contained in this Agreement, other than the representations and warranties contained in Sections 5.01, 5.02, 5.03 and 5.17 and 6.01, 6.02, 6.03 and 6.05 (which representations and warranties shall survive for 18 months from the Closing Date), shall expire with, and be terminated and extinguished by the Closing and no such representation or warranty shall survive the Closing Date. From and after the Closing Date, none of Seller, Buyer or any officer, director, trustee or Affiliate of any of them shall have any liability whatsoever with respect to any such representation or warranty. The expiration of the representations and warranties contained in Sections 5.01, 5.02, 5.03 and 5.17 and 6.01, 6.02, 6.03 and 6.05 shall not affect the Parties' obligations under Article X if the Indemnitee provided the Indemnifying Party with proper notice of the claim or event for which indemnification is sought prior to such expiration.

                  SECTION 12.04. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (as of the time of delivery or, in the case of a telecopied communication, of confirmation) if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

                  if to Seller, to:

                                          Consolidated Edison Company of New
                        York, Inc.
                        4 Irving Place
                                          New York, NY 10003
                          Telecopy No.: (212) 677-0601
                        Attention:  General Counsel

                 with a copy on or prior to the Closing Date to:

                        Cravath, Swaine & Moore
                        825 Eighth Avenue
                        New York, NY 10019
                          Telecopy No.: (212) 474-3700
                     Attention: George W. Bilicic, Jr., Esq.

                  if to Buyer, to:

                        Astoria Generating Company, L.P.
                        c/o Orion Power Holdings, Inc.
                        111 Market Place
                        Suite 520
                        Baltimore, MD 21202
                        Telecopy No.: (410) 468-3699
                        Attention:    General Counsel

                 with a copy on or prior to the Closing Date to:

                        Thelen Reid & Priest LLP
                        Two Embarcadero Center
                        Suite 2100
                        San Francisco, CA 94111
                        Telecopy No.: (415) 421-1068
                        Attention:     Thomas B. Glascock, Esq.

                  SECTION 12.05. Assignment; No Third Party Beneficiaries. (a) This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party, including by operation of law, without the prior written consent of the other Party, except (i) in the case of Seller (A) to an Affiliate of Seller or a third party in connection with the transfer of the Transmission System to such Affiliate or third party or (B) to a lending institution or trustee in connection with a pledge or granting of a security interest in all or any part of the Transmission System and this Agreement and (ii) in the case of Buyer (A) to an Affiliate of Buyer in connection with the transfer of the Auctioned Assets to such Affiliate and (B) to a lending institution or trustee in connection with a pledge or granting of a security interest in the Auctioned Assets and this Agreement; provided, however, that no assignment or transfer of rights or obligations by either Party shall relieve it from the full liabilities and the full financial responsibility, as provided for under this Agreement, unless and until the transferee or assignee shall agree in writing to assume such obligations and duties and the other Party has consented in writing to such assumption.

                  (b) Nothing in this Agreement is intended to confer upon any other person except the Parties any rights or remedies hereunder or shall create any third party beneficiary rights in any person, including, with respect to continued or resumed employment, any employee or former employee of Seller (including any beneficiary or dependent thereof). No provision of this Agreement shall create any rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement except as expressly provided for thereunder.

                  SECTION 12.06. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of law).

                  SECTION 12.07. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  SECTION 12.08. Interpretation. When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference shall be to an Article or Section of, or Schedule or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation" or equivalent words. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in the Ancillary
                  Agreements and any certificate or other document made or delivered pursuant hereto or thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument, statute, regulation, rule or order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, statute, regulation, rule or order as from time to time amended, modified or
                  supplemented,   including   (in  the  case  of  agreements  or
                  instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

                  SECTION 12.09. Jurisdiction and Enforcement. (a) Each of the Parties irrevocably submits to the exclusive jurisdiction of
                  (i) the Supreme Court of the State of New York, New York County and (ii) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the Parties agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the Southern District of New York or, if such suit, action or proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each of the Parties further agrees that service of process, summons, notice or document by hand delivery or U.S. registered mail at the address specified for such Party in Section 12.04 (or such other address specified by such Party from time to time pursuant to Section 12.04) shall be effective service of process for any action, suit or proceeding brought against such Party in any such court. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

                  (b) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or any Ancillary Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this
                  Agreement or any Ancillary Agreement and to enforce specifically the terms and provisions of this Agreement or any Ancillary Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

                  SECTION  12.10.   Entire   Agreement.   This  Agreement,   the
                  Confidentiality Agreement and the Ancillary Agreements including the Exhibits, Schedules, documents, certificates and instruments referred to herein or therein and other contracts, agreements and instruments contemplated hereby or thereby, embody the entire agreement and understanding of the Parties in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings other than those expressly set forth or referred to herein or therein. This Agreement and the Ancillary Agreements supersede all prior agreements and understandings between the Parties with respect to the transactions contemplated by this Agreement other than the Confidentiality Agreement.

                  SECTION 12.11. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

                  SECTION 12.12. Conflicts. Except as expressly otherwise provided herein or therein, in the event of any conflict or inconsistency between the terms of this Agreement and the terms of any Ancillary Agreement, the terms of this Agreement shall prevail.


                  IN  WITNESS  WHEREOF,   Seller  and  Buyer  have  caused  this
                  Agreement to be signed by their respective duly authorized officers as of the date first above written.



                                          CONSOLIDATED EDISON COMPANY OF NEW
                                          YORK, INC.,

                                            by /s/ Joan S. Freilich
                                            Name: Joan S. Freilich
                                         Title: Executive Vice Presient and CFO


                                           ASTORIA GENERATING COMPANY, L.P.,


                                             BY: ORION POWER NEW YORK GP  II,
                                             INC.,

                                            by  /s/ Jack A. Fusco
                                              Name: Jack A. Fusco
                                              Title: President